Exhibit 10.6

FORTIS CAPITAL CORP.,

AS AGENT FOR THE LENDERS

FORTIS CAPITAL CORP.,

AS ARRANGER AND BOOK RUNNER

SECUNDA INTERNATIONAL LIMITED

AS BORROWER

THE LENDERS FROM TIME TO TIME A PARTY HERETO

and

THE SUBSIDIARY GUARANTORS NAMED HEREIN

CREDIT AGREEMENT

Dated as of August 26, 2004

THACHER PROFFITT & WOOD

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APPENDIX A	Definitions

EXHIBITS
EXHIBIT A	Revolving Loan Note
EXHIBIT B	Drawdown Request
EXHIBIT C	Issuance Request
EXHIBIT D	Subsidiary Guarantee Agreement
EXHIBIT E	Assignment and Acceptance
EXHIBIT F	Collateral Agency Agreement

SCHEDULES
SCHEDULE 2.01	Commitments
SCHEDULE 4.07	Certain Disclosures
SCHEDULE 4.11	Subsidiary Ownership/Equity Interests
SCHEDULE 4.18	Indebtedness
SCHEDULE 4.19	Vessel Information/Noncompliance with Maritime Rules and Regulations
SCHEDULE 7.01	Other Indebtedness

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CREDIT AGREEMENT (this “Agreement”) dated as of August 26, 2004, among Secunda International Limited, a corporation existing under the laws of Nova Scotia, Canada, as borrower (the “Borrower”), each Subsidiary Guarantor, Fortis Capital Corp. (“Fortis”) and each other financial institution which may hereafter execute and deliver an Assignment and Acceptance with respect to this Agreement pursuant to Section 10.11 (any one individually, a “Lender”, and collectively, the “Lenders”), Fortis, as administrative agent on behalf of the Lenders (when acting in its capacity as administrative agent under this Agreement or under any other Transaction Document, herein referred to, together with any successor administrative agent, as the “Agent”), and as book runner and as an arranger (when acting in such capacity, an “Arranger”).

PRELIMINARY STATEMENT

The Borrower desires to obtain Revolving Loans and Letters of Credit from the Lenders in an aggregate amount, together with all Reimbursement Obligations, up to the Aggregate Loan Commitment to refinance the Existing Indebtedness, to post Letters of Credit for use in the Borrower’s ordinary course of business, to acquire vessels and make Vessel-Related Upgrades and to have access to funds for working capital for general corporate purposes. In order to induce the Lenders to make the Revolving Loans to the Borrower and issue Letters of Credit on behalf of the Borrower and its Subsidiaries, the Subsidiary Guarantors have agreed to jointly and severally guarantee the Obligations of the Borrower hereunder. The Borrower and the Subsidiary Guarantors have agreed to grant to the Collateral Agent on behalf of the Lenders and the Indenture Trustee, a first priority, perfected security interest in the Collateral to secure such Obligations. The Lenders are willing to make the Revolving Loans and issue Letters of Credit in an amount, together with all Reimbursement Obligations, up to the Aggregate Loan Commitment pursuant to this Agreement and upon the terms and subject to the conditions set forth herein and in reliance on the representations, warranties and covenants set forth herein.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used herein, but not otherwise defined herein shall have the meanings assigned to such terms in Appendix A hereto.

Section 1.02 Interpretation. Words importing the singular number only shall include the plural and vice versa. Words importing persons shall include companies, firms, corporations, partnerships, unincorporated associations and their respective successors and assigns.

Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all financial statements submitted pursuant to this Agreement shall be prepared in accordance with, and all financial data submitted pursuant hereto shall be derived from financial statements prepared in accordance with, GAAP.

ARTICLE II

REVOLVING LOANS

Section 2.01 Revolving Loans.

(a) During the Revolving Period, the Lenders shall make the Revolving Loans available to the Borrower and issue Letters of Credit for the purpose of (i) refinancing the Existing Indebtedness, (ii) posting Letters of Credit for use in the Borrower’s and its Subsidiaries’ ordinary course of business, (iii) acquiring vessels and Vessel-Related Upgrades and (iv) obtaining working capital for general corporate uses; provided, however, during the Revolving Period the Borrower shall not be entitled to use more than 50% of the Aggregate Loan Commitment for general corporate purposes.

(b) Each of the Lenders, relying upon each of the representations, warranties and covenants of the Borrower set forth herein, hereby severally and not jointly agrees with the Borrower that, upon satisfaction or waiver of the conditions precedent set forth in Article V and subject to and upon the terms of this Agreement, it will on each Drawdown Date, make the Revolving Loans available to the Borrower through the Agent in an amount not to exceed its Commitment. The maximum aggregate amount of all Revolving Loans, together with all L/C Obligations, which may be outstanding at any time under this Agreement is the Aggregate Loan Commitment, as may be reduced pursuant to Section 2.01(f). Each Revolving Loan shall be drawn in a Minimum Borrowing Amount.

(c) The maximum number of Revolving Loans that may be outstanding at any time under this Agreement shall be eight (8). Subject to the remaining provisions of this Section 2.01, during the Revolving Period, the Borrower may obtain Revolving Loans, repay or prepay such Revolving Loans, and reborrow such Revolving Loans.

(d) The Borrower shall, (i) in the case of a CAD LIBOR Loan, at least four (4) Business Days prior to a Drawdown Date and (ii) in the case of a Base Rate Loan, at least one (1) Business Day prior to a Drawdown Date, deliver a Drawdown Request to the Agent in writing addressed to the Agent. Each Drawdown Request shall be effective on receipt by the Agent and shall be irrevocable

(e) Each Drawdown Request shall be deemed to constitute a warranty by the Borrower (i) that the representations and warranties stated in Article IV are true and correct on and as of the date of such Drawdown Request and will be true and correct on and as of the relevant Drawdown Date as if made on such date (unless, in each case, such representation and warranty is expressly limited to an earlier date or is no longer true and correct solely as a result of transactions not prohibited by the Transaction Documents), (ii) that after giving effect to the borrowing made pursuant to such Drawdown Request, the sum of the outstanding L/C Obligations and the aggregate principal amount of all outstanding Revolving Loans will not exceed the Aggregate Loan Commitment and (iii) that no Default or Event of Default has occurred and is continuing. The Revolving Loans made by the Lenders to the Borrower shall be evidenced by one or more promissory notes substantially in the form of Exhibit A attached hereto (each, as the same from time to time may be amended, restated, modified, supplemented or renewed, a “Revolving Loan Note”), duly executed by the Borrower and dated as of the Closing Date or such later date on which an Assignment and Acceptance has been executed.

Each Lender (or the Agent if only one Revolving Loan Note shall be issued to the Agent for the benefit of the Lenders) shall, and is hereby authorized by the Borrower to, record on the schedule attached to its Revolving Loan Note (or on a continuation of such schedule attached to such Revolving Loan Note) and make a part thereof, an appropriate notation evidencing the date and amount of each such Lender’s Pro Rata Share of such Revolving Loan; provided that the failure to make any such notation shall not affect the obligation of the Borrower to repay the Revolving Loans.

(f) During the Revolving Period, the Borrower shall have the right, at any time and from time to time, to require, without penalty, a permanent reduction of the Aggregate Loan Commitment so long as the Agent receives five (5) Business Days prior written notice of such request and so long as such reduction does not cause the Aggregate Loan Commitment to be less than the Facility Utilization Amount. Each such partial permanent reduction shall be in an amount at least equal to CAD 3,000,000 and integral multiples of CAD 1,000,000 thereafter.

Section 2.02 Interest on the Revolving Loans.

(a) Interest on the outstanding principal amount of each (i) CAD LIBOR Loan shall be payable on each Interest Payment Date, unless the Interest Period exceeds three months in which case it shall be paid quarterly, at a rate per annum equal to the Interest Rate for the related Interest Period from the date when made and continued until paid in full and (ii) Base Rate Loan shall be payable on the last Business Day of each calendar quarter at a rate per annum equal to the daily average Interest Rate for the period from the date when made and continued until paid in full.

(b) The duration of each Interest Period for each CAD LIBOR Loan shall be one month; provided, however, that (i) the Borrower may direct that the duration of an Interest Period for a CAD LIBOR Loan be three or six months (or any other period agreed to by the Agent and all of the Lenders) by giving the Agent written notice thereof at least three (3) Business Days before the first day of such Interest Period. The Agent shall deliver a copy of such notice on the same day to the Lenders.

(c) Each Revolving Loan will bear interest at the Overdue Rate on any part of the principal amount and interest and other amounts due thereunder not paid when due (whether at stated maturity, by acceleration or otherwise), for any period during which the same will be overdue.

(d) The Borrower may elect to extend the Interest Period of all or any part of any borrowing of any CAD LIBOR Loan beyond the expiration of the then current Interest Period relating thereto by giving a Drawdown Request (which shall be irrevocable) to the Agent of such election, specifying the CAD LIBOR Loan or CAD LIBOR Loans or portion thereof for which the Interest Period is to be so extended and the Interest Period therefor.

(e) The Interest Period for all or part of any CAD LIBOR Loans may be extended as provided herein, provided that the CAD LIBOR Loans or part thereof in respect of which the Interest Period is so extended shall not be less than CAD 100,000 and shall be in an integral multiples of CAD 100,000.

(f) For the purpose of disclosure pursuant to the Interest Act (Canada), the yearly rate of interest to which any rate of interest payable under this Agreement, which is to be calculated on any basis other than a full calendar year, is equivalent, may be determined by multiplying such rate by a fraction, the numerator of which is the actual number of days in the calendar year in which the period for which interest at such rate is payable ends and the denominator of which is the number of days of such other basis.

Section 2.03 Maximum Interest Rate. In no event shall the interest charged with respect to a Revolving Loan exceed the maximum amount permitted by applicable law. If at any time the Interest Rate exceeds the maximum rate permitted by applicable law, the rate of interest to accrue pursuant to this Agreement and such Revolving Loan shall be limited to the maximum rate permitted by applicable law, but, to the extent permitted by applicable law, any subsequent reductions in CAD LIBOR shall not reduce the interest to accrue on such Revolving Loan below the maximum amount permitted by applicable law until the total amount of interest accrued on such Revolving Loan equals the amount of interest that would have accrued if a varying rate per annum equal to the Interest Rate had at all times been in effect. If the total amount of interest paid or accrued on a Revolving Loan under the foregoing provisions is less than the total amount of interest that would have accrued if the Interest Rate had at all times been in effect, the Borrower, agrees to pay to the Lenders an amount equal to the difference between (a) the lesser of (i) the amount of interest that would have accrued if the maximum rate permitted by applicable law had at all times been in effect or (ii) the amount of interest that would have accrued if the Interest Rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the other provisions of this Agreement.

Section 2.04 Repayment of Revolving Loans.

(a) Commencing on the First Principal Payment Date and continuing on each Principal Payment Date thereafter, the Borrower shall make principal payments in an amount equal to the Principal Payment Amount. The unpaid principal amount of the Revolving Loans shall be due and payable on the Maturity Date, together with all unpaid interest, fees, expenses, costs and other amounts payable by the Borrower pursuant to the terms of the Transaction Documents.

(b) On any Business Day after the expiration of the Revolving Period, upon at least five (5) Business Days prior written notice to the Agent, the Borrower may prepay the Revolving Loans, in whole or in part in minimum amounts of CAD 3,000,000 and CAD 1,000,000 multiples thereof, together with an amount equal to the Interest Differential and all interest and fees accrued and unpaid thereon. After the end of the Revolving Period, any amounts prepaid by the Borrower may not be re-borrowed by the Borrower. All prepayments of a Revolving Loan in part shall be applied by the Agent to the respective Revolving Note in inverse order of maturity. Each notice of prepayment in whole or in part shall be effective on receipt by the Agent and shall be irrevocable.

Section 2.05 Reserved.

Section 2.06 Application of Payments. Unless otherwise expressly provided herein, each payment made on a Revolving Loan Note will be applied, first to the payment of all fees and expenses due to the Agent or the Lenders under this Agreement, second, to the payment of interest on overdue interest at the Overdue Rate on such Revolving Loan Note to the date of such payment, third, to the payment of interest on overdue principal at the Overdue Rate on such Revolving Loan Note to the date of such payment, fourth, to the payment of accrued interest on such Revolving Loan Note to the date of such payment, fifth, to the payment of principal past due on such Revolving Loan Note and sixth, to the payment of the principal amount of such Revolving Loan Note then due.

Section 2.07 Manner of Payments.

(a) All payments made pursuant to this Agreement shall be made without set-off or counterclaim but subject to deduction for, and net of, applicable Excluded Taxes and shall be made in immediately available funds by the Borrower to the Agent for the account of the Lenders in accordance with their Pro Rata Share. All such payments shall be made to the Agent, prior to 11:00 a.m., New York City time, on the date due to the Agent’s account at Royal Bank of Canada, Toronto, Ontario, M5J 1J1, Swift Code: MEES NL 2A, For Credit To: Fortis Bank (AKA) Meespierson Amsterdam Account of Fortis Capital Corp., Account # 21 39 22 959, Reference: Secunda, or at such place in New York as may be designated by the Agent to the Borrower in writing. Any payments received after 11:00 a.m., New York City time, shall be deemed received on the next Business Day. The Agent shall promptly remit to each Lender, in the same type of funds as payment was received, each Lender’s Pro Rata Share according to its respective interest of all such payments received by the Agent for the account of such Lender. Subject to the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a date other than a Business Day, such payment may be made on the next succeeding Business Day with the same effect as if made on the due date but interest shall continue to accrue until the date of payment.

(b) If any Lender or other holder of a Revolving Loan Note shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset, set-off, banker’s lien, counterclaim or otherwise) on account of principal of or interest on any Revolving Loan Note or Reimbursement Obligation in excess of its Pro Rata Share of payments and other recoveries obtained by all Lenders or other holders, such Lender or other holder shall purchase from the other Lenders or holders such participation in the Revolving Loan Notes and Reimbursement Obligations held by them as shall be necessary to cause such purchasing Lender or other holder to share the excess payment or other recovery with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Borrower agrees that the Lender so purchasing a participation from the other Lenders under this Section 2.07(b) may exercise all its rights of payment, including the right of set-off, with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of the participation.

Section 2.08 Register of Revolving Loan Notes; Lost and Mutilated Revolving Loan Notes.

(a) The Agent will maintain at its principal office a register (the “Register”) for the purpose of registering the Revolving Loan Notes and registering transfers and exchanges of Revolving Loan Notes pursuant to Section 10.11. The Person in whose name a Revolving

Loan Note is registered in accordance with this Section 2.08(a) shall for all purposes hereof be deemed a Lender. Upon surrender for transfer or exchange pursuant to Section 10.11 of any Revolving Loan Note at the principal office of the Agent, the Borrower will execute and deliver (in the case of any such transfer, in the name of the designated transferee or transferees or, in the case of an exchange, in the name of the holder thereof), one or more new Revolving Loan Notes of the same series of a like aggregate principal amount. The Agent will not be required to register or exchange any surrendered Revolving Loan Note as above provided during the 15-day period preceding any Interest Payment Date. Every Revolving Loan Note presented or surrendered for transfer or exchange pursuant to an Assignment and Acceptance will be duly endorsed (or be accompanied by a written instrument of transfer pursuant to an Assignment and Acceptance) and duly executed by the holder thereof or his attorney duly authorized in writing. Any such Revolving Loan Note issued in a registration of transfer or exchange will carry the same rights to interest (unpaid and to accrue) carried by the Revolving Loan Note so transferred or exchanged so that there will not be any loss or gain of interest on such Revolving Loan Note. The Agent shall mark on each new Revolving Loan Note (i) the dates to which principal and interest have been paid on the old Revolving Loan Note and (ii) all payments and prepayments of principal previously made on such old Revolving Loan Note which are allocable to such new Revolving Loan Note.

(b) If any Revolving Loan Note has been mutilated, lost, stolen or destroyed, the Borrower will execute and deliver a new Revolving Loan Note of like date and tenor in exchange and substitution for, and upon cancellation of, such mutilated Revolving Loan Note or in lieu of and in substitution for such lost, stolen or destroyed Revolving Loan Note; provided, however, that the Borrower will so execute and deliver such new Revolving Loan Note only if the applicable holder has paid the reasonable expenses and charges of the Borrower in connection therewith and, in the case of a lost, stolen or destroyed Revolving Loan Note, (i) has filed with the Borrower evidence satisfactory to it that such Revolving Loan Note was lost, stolen or destroyed, and (ii) has furnished to the Borrower indemnity satisfactory to it. Neither the Borrower nor the Agent shall have any obligation to indemnify or reimburse such holder for any losses, expenses or charges that it may suffer or incur in connection with the previous sentence, such costs to be borne entirely by such holder. If any such Revolving Loan Note has matured or is otherwise subject to payment, instead of issuing a new Revolving Loan Note the Borrower may pay the same without surrender thereof. Any Revolving Loan Note issued in exchange for a lost, stolen, destroyed or mutilated Revolving Loan Note will carry the same rights to interest (unpaid and to accrue) carried by the Revolving Loan Note lost, stolen, destroyed or mutilated so that there will not be any loss or gain of interest on such Revolving Loan Note. The Agent shall mark on each new Revolving Loan Note (A) the dates to which interest has been paid on the old Revolving Loan Note and (B) all payments and prepayments of principal previously made on such old Revolving Loan Note which are allocable to such new Revolving Loan Note.

(c) Upon the issuance of a new Revolving Loan Note or Revolving Loan Notes pursuant to Section 2.08(a), 2.08(b) or 10.11 hereof, each of the Borrower and the Agent may require from the party requesting such new Revolving Loan Note or Revolving Loan Notes payment of a sum to reimburse the Borrower for, or to provide funds for, the payment of any tax or other governmental charge in connection therewith or any charges and expenses connected with such tax or other governmental charge paid or payable by the Borrower.

Section 2.09 Change in Circumstances.

(a) If after the date of this Agreement, there shall have occurred the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency, that a Lender has reasonably determined has or would have the effect of reducing the rate of return on the Lender’s capital or the capital of its direct or indirect holding company as a consequence of its obligations hereunder to a level below that which such Lender or its holding company would have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or its holding company’s policies with respect to capital adequacy) by an amount which such Lender, in its reasonable judgment, shall deem material, then from time to time, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for such reduction. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for such purposes, absent manifest error; provided, however, that the determination of such additional amount or amounts shall be made in good faith in a manner generally consistent with such Lender’s standard practice applicable to the similar loans and similarly situated borrowers.

(b) If after the date of this Agreement, there shall have occurred the adoption of any applicable law, rule or regulation regarding the maintenance of reserves, special deposits, compulsory loans or similar requirements against assets held by, deposits or liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Interest Rate hereunder, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency, that a Lender has reasonably determined has or would have the effect of increasing the cost to such Lender or such Lender’s direct or indirect holding company, by an amount which such Lender deems to be material, with respect to issuing the Letters of Credit or making, continuing or maintaining the CAD LIBOR Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amount or amounts as will compensate such Lender or holding company for such increased cost or reduced amount receivable. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for such purposes, absent manifest error; provided, however, that the determination of such additional amount or amounts shall be made in good faith in a manner generally consistent with such Lender’s standard practice.

(c) Upon the occurrence of any event giving rise to the operation of this Section 2.09, the affected Lender shall use reasonable efforts to designate or cause its direct or indirect holding company to designate a different lending office for funding or booking its obligations hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.09 in the future, (ii) would not subject such Lender to any economic, legal or regulatory disadvantage or to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by such Lender in connection with such designation or assignment. If the affected Lender does not so designate or cause its direct or indirect holding company to designate a different lending office, then the Borrower shall have the right to require such Lender to assign its interest to an Eligible Assignee pursuant to Section 10.11 hereof.

(d) The Borrower shall not be required to compensate a Lender pursuant to this Section 2.09 for any amounts pursuant to the immediately preceding clauses (a) and/or (b) of this Section 2.09 to the extent that such amounts were incurred more than 180 days prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such amounts and of such Lender’s intention to claim compensation therefor; provided, however, that, if the circumstances giving rise to such amounts are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.10 Illegality. Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for any Lender to make or maintain any portion of a Revolving Loan, such Lender shall so notify the Borrower and the Agent in writing and interest on such portion of such Revolving Loan shall thereafter be calculated by reference to the Base Rate. If any such change in the method of calculating interest is required, pursuant to such change in law, to be made on a day which is not the last day of an Interest Period, the Borrower shall pay to such Lender the amounts, if any, as may be required pursuant to Section 2.12.

Section 2.11 Taxes.

(a) Any and all payments on account of any Obligations shall be made free and clear of and without deduction for any Taxes (other than, and excluding, Excluded Taxes); provided, however, that if the Borrower shall be required to withhold or deduct any Indemnified Taxes from any such payment, the amount of such payment shall be increased as necessary so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 2.11) the Lenders receive an amount equal to the sum that they would have received had no such deductions been made. The Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, without duplication of amounts paid in respect of Other Taxes pursuant to Section 2.11(a), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify each Indemnified Party (provided, however, that for purposes of this Section 2.11, Indemnified Party shall mean the Agent, any Issuing Lender, the Arranger, each Lender, and any Affiliate of any of the foregoing) within twenty (20) days after written demand therefor for the full amount of any Indemnified Taxes payable with respect to or on account of any Obligation (including Taxes imposed on or attributable to amounts payable under this Section 2.11) and any penalties, interest, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. In the case of Indemnified Taxes paid by an Indemnified Party, a certificate as to the amount of such payment or liability delivered to the Borrower by such Indemnified Party shall be conclusive absent manifest error. The agreements in this Section shall survive the termination of this Agreement and the Transaction Documents and the payment of all amounts payable hereunder and thereunder.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to such Indemnified Party the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory, to such Indemnified Party.

(e) Each Indemnified Party, if entitled to an exemption from or reduction of an Indemnified Tax or Other Tax with respect to payments made under any of the Transaction Documents shall (to the extent legally able to do so) deliver to the Borrower or complete and file with the correct Governmental Authority such properly completed and executed forms, certificates, documents, information or other documentation prescribed by applicable law or treaty as reasonably requested by the Borrower on the later of (i) 30 days after such request is made and the applicable forms, certificates, documents, or other documentation is or are provided to such Lender or (ii) 30 days before prescribed by applicable law as will permit such payments to be made without withholding or with an exemption from or reduction of Indemnified Taxes or Other Taxes. The Borrower shall not be obligated to pay any Indemnified Party any amounts pursuant to this Section 2.11 in respect of Taxes that would not have been imposed but for failure of the Indemnified Party to comply with this section 2.11(e).

(f) Notwithstanding the foregoing, if the Borrower incurs any liability pursuant to this Section 2.11 to make a payment (or pay an increased amount) to a Lender with respect to a Revolving Loan or otherwise, the Lender in respect of whose Pro Rata Share of such Revolving Loan such liability arises shall use reasonable efforts to designate a different lending office for funding or booking its obligations hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.11 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by such Lender in connection with such designation or assignment.

(g) If a Lender, the Issuing Lender, the Agent or the Arranger shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes as to which it has been paid or indemnified by the Borrower, or with respect to which the Borrower has paid additional amounts, pursuant to this Section 2.11, it shall promptly notify the Borrower of the availability of such claim and shall, within thirty (30) days after receipt of a request by the Borrower, make a claim to such Governmental Authority for such refund at the Borrower’s expense. If a Lender, the Issuing Lender, the Agent or the Arranger receives a refund in respect of any Taxes or Other Taxes with respect to which the Borrower has paid additional amounts pursuant to this Section 2.11, it shall within thirty (30) days from the date of such receipt pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.11 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender, the Issuing Lender, the Agent or the Arranger and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of such Lender, the Issuing Lender, the Agent or the Arranger, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges payable to the relevant Governmental Authority) to such Lender, the Issuing Lender, the Agent or the Arranger in the event such Lender, the Issuing Lender, the Agent or the Arranger is required to repay such refund to such Governmental Authority.

(h) The Borrower shall not be required to indemnify a Lender pursuant to this Section for any Taxes to the extent that such amounts were incurred more than 180 days prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such amounts and of such Lender’s intention to claim indemnification therefore; provided, however, that, if the circumstances giving rise to such amounts are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.12 Break Funding Payments. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any Interest Differential which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of a Revolving Loan after the Borrower has given irrevocable notice requesting such borrowing or (b) a prepayment of a Revolving Loan on any day other than the last day of the Interest Period applicable to such Revolving Loan. The provisions of this Section 2.12 shall survive the termination of the Transaction Documents and the payment of all amounts payable hereunder and thereunder. A certificate as to any additional amounts payable pursuant to this Section 2.12 submitted by such Lender to the Borrower shall (i) set forth the basis for requesting such amounts and (ii) be conclusive absent manifest error.

Section 2.13 Alternate Rate of Interest. If prior to the commencement of any Interest Period: (a) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted CAD LIBOR for such Interest Period, or (b) the Agent is advised by any Lender that the Adjusted CAD LIBOR for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining such Lender’s Pro Rata Share portion of the Revolving Loans during such Interest Period, then the Agent shall promptly give notice thereof to the Borrower, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such notice no longer exist, the interest on the Revolving Loans shall not be calculated by reference to CAD LIBOR and shall be calculated by reference to the Base Rate (in the case of clause (a) above) or such Lender’s Pro Rata Share portion of the Revolving Loans (in the case of clause (b) above) shall not be calculated by reference to CAD LIBOR and shall be calculated by reference to the Base Rate.

Section 2.14 Fees.

(a) The Borrower shall pay the Commitment Fee to the Agent on each Commitment Fee Payment Date.

(b) In consideration of the Arranger implementing and syndicating the Facility, the Borrower shall pay the Arrangement Fee to the Arranger on the Closing Date.

(c) The Borrower shall pay (i) to the Agent for pro rata distribution to each L/C Participant (based upon each L/C Participant’s Pro Rata Share) a fee in respect of each

Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit through the Termination Date of such Letter of Credit, computed at a rate equal to the Applicable Margin for Revolving Loans maintained as Revolving Loans per annum on the average daily Stated Amount of such Letter of Credit, (ii) to the Issuing Lender in respect of each Letter of Credit issued by it, a fee (the “Fronting Fee”), for the period from and including the date of issuance of such Letter of Credit through the Termination Date of such Letter of Credit, computed at a rate equal to 0.125% per annum on the daily Stated Amount of such Letter of Credit and (iii) to the Issuing Lender the Issuing Fee for each Letter of Credit issued hereunder payable on the date such Letter of Credit is to be issued. Accrued Letter of Credit and Fronting Fees shall be due and payable quarterly in arrears on each Commitment Fee Payment Date and on the first date on and after the Revolving Period on which no Letters of Credit remain outstanding. In addition, the Borrower shall pay, upon each payment under, issuance of, or amendment to, any Letter of Credit, such amount as shall at the time of such event be the administrative charge which the Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

ARTICLE III

LETTERS OF CREDIT

Section 3.01 Issuing the Letters of Credit. The Borrower shall, at least five (5) Business Days prior to an Issuance Date, deliver an Issuance Request to the Agent in writing addressed to the Agent. Each Issuance Request shall be effective on receipt by the Agent and shall be irrevocable. On the Issuance Date and upon fulfillment of the applicable conditions set forth in Article V, the Letter of Credit shall be issued. Notwithstanding anything to the contrary contained herein, the Issuing Lender shall have no obligation to issue a Letter of Credit if (a) a Default or Event of Default has occurred and is continuing or (b) after giving effect to the issuance of such Letter of Credit, the sum of the outstanding L/C Obligations and the aggregate principal amount of all outstanding Revolving Loans would exceed the Aggregate Loan Commitment. Each Letter of Credit shall be in an amount not less than the Minimum Borrowing Amount and no Letter of Credit shall have a Termination Date later than thirty (30) days prior to the termination of the Revolving Period.

Section 3.02 Drawings under Letters of Credit. In the event that there occurs one or more drawings under any Letter of Credit, and such drawing(s) are made in accordance with the terms and conditions thereof, the Issuing Lender shall, on the Business Day on which such drawing is required to be honored pursuant to such Letter of Credit (the “Disbursement Date”), make available to the beneficiary under such Letter of Credit, in same day funds, the amount of such drawing.

Section 3.03 Reimbursement on Demand. On (or promptly after) each Disbursement Date, the Issuing Lender shall notify the Borrower of a drawing under a Letter of Credit, and the Issuing Lender will promptly thereafter furnish to the Borrower copies of (i) each draft drawn under such Letter of Credit and (ii) each certificate and each other document (if any) accompanying any such draft. The Borrower will, as reimbursement for such payment by the Issuing Lender either (i) immediately and unconditionally repay the amount drawn under a Letter of Credit to the Issuing Lender, or (ii) if the Borrower does not effect such repayment by 5:00 p.m., New York time, on the Disbursement Date, the amount drawn under such Letter of Credit shall automatically convert into a Revolving Loan (without regard to the minimum prior notice provisions of Section 2.01(d) and the Minimum Borrowing Amount) on the following day, provided that if a Default or an Event of Default shall have occurred and be continuing as of the Disbursement Date, the amount drawn under such Letter of Credit shall not convert into a Revolving Loan and, instead, shall be immediately due and payable hereunder, as of the Disbursement Date.

Section 3.04 Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Lender with respect to each payment under each Letter of Credit (its “Reimbursement Obligation”) shall, to the extent permitted by applicable New York law, be unconditional and irrevocable, and shall to such extent be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, to the extent permitted by applicable New York law, the following circumstances:

(a) any lack of validity or enforceability of any Letter of Credit or any related contract, instrument or other agreement in support of which the Letter of Credit has been issued (collectively referred to as a “Contract”);

(b) any amendment or waiver of or any consent to departure from all or any of the Letters of Credit or any Contract in each case agreed to by the Borrower;

(c) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary of any Letter of Credit (or any Person for whom any such beneficiary may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or in such Letter of Credit or any Contract or any unrelated transaction;

(d) any certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent or insufficient in any respect or any statement therein being untrue or inaccurate in any respect due to circumstances not known to the Issuing Lender; or

(e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that such circumstances do not result directly from the gross negligence, willful misconduct or bad faith of the Issuing Lender.

Section 3.05 Action in Respect of the Letters of Credit. To the extent permitted by applicable New York law, the Borrower assumes all risks of the acts or omissions of the beneficiaries under the Letters of Credit with respect to their use of the Letters of Credit. Neither the Issuing Lender nor any of its officers, employees, agents or directors shall be liable or responsible for:

(a) the use which may be made of any Letter of Credit;

(b) the form, sufficiency, accuracy or genuineness of certificates or other documents delivered under or in connection with any Letter of Credit, even if such certificates or other documents should prove to be insufficient, fraudulent or forged;

(c) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, email, cable, telex, telecopy, telegraph, wireless or otherwise; or

(d) errors in translation or for errors in interpretation of technical terms;

provided, however, that such circumstances do not result directly from the gross negligence, willful misconduct or bad faith of the Issuing Lender. The Issuing Lender may accept certificates or other documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. In furtherance and not in limitation of the foregoing provisions, the Borrower agrees that, except for the Issuing Lender’s gross negligence, willful misconduct or bad faith, and except as otherwise required by applicable New York law, any action, inaction or omission taken or suffered by the Issuing Lender in good faith in connection with any Letter of Credit, or the relative drafts, certificates or other documents, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

Section 3.06 Indemnification. The Borrower hereby agrees to protect, indemnify, defend and hold harmless the Issuing Lender and each of its directors, officers, employees and agents and any person who controls any of them within the meaning of the federal, state and foreign securities laws from and against any and all liabilities, losses, obligations, damages, penalties, expenses or costs of any kind or nature and from any suits, judgments, claims or demands (including in respect of or for reasonable and customary attorney costs and other fees and other disbursements of counsel for and consultants of such party in connection with any investigative, administrative or judicial proceeding, whether or not such party shall be designated a party thereto) (collectively, the “Indemnified Liabilities”) incurred by reason of or in connection with the execution and delivery of, or payment or failure to make payment under, any Letter of Credit; provided, however, that the Borrower shall not be required to indemnify pursuant to this Section 3.06 for any Indemnified Liabilities to the extent caused by (i) the Issuing Lender’s gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit or (ii) the Issuing Lender’s gross negligence or willful misconduct in failing to make lawful payment under any Letter of Credit after presentation to it by a beneficiary of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

Section 3.07 Deemed Disbursements. Upon the occurrence and during the continuation of an Event of Default and upon notification by the Issuing Lender to the Borrower of its obligations under this Section 3.07, the Borrower shall be immediately obligated to deliver to the Issuing Lender cash collateral for the Issuing Lender’s unfunded obligations under all issued and outstanding Letters of Credit in an amount equal to the then aggregate amount of each Letter of Credit which is undrawn and available under all issued and outstanding Letters of Credit. Any amounts so payable by the Borrower pursuant to this Section 3.07 shall be deposited in immediately available funds in an interest bearing collateral account maintained with the Issuing

Lender, and held as collateral security for the Reimbursement Obligations. At such time when all Events of Default shall have been cured or waived, the Issuing Lender shall return to the Borrower all amounts then on deposit with the Issuing Lender pursuant to this Section 3.07 which have not been applied towards satisfaction of all amounts owing to the Issuing Lender.

Section 3.08 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Pro Rata Share in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand, at the Issuing Lender’s address for notices specified herein, an amount equal to such L/C Participant’s Pro Rata Share of the amount of such draft, or any part thereof, which is not so reimbursed and whether or not such amount is converted into a Revolving Loan pursuant to Section 3.03.

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.08(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant in writing of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Issuing Lender during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.08(b) shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.08(b), if the L/C Participants receive written notice that any such payment is due (A) prior to 1:00 p.m. (New York time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (New York time) on any Business Day, such payment shall be due on the following Business Day.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant such L/C Participant’s Pro Rata Share of such payment in accordance with this Section 3.08, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will promptly distribute to such L/C Participant its Pro Rata Share thereof; provided, however, that in the event any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

Section 3.09 Lenders Not Required to Make Revolving Loans or Issue Letters of Credit. Notwithstanding anything to the contrary contained in this Agreement, neither the Lenders nor the Issuing Lender shall be obligated in any manner to make any Revolving Loan or issue any Letter of Credit in a principal amount which, together with the aggregate principal amount of all Revolving Loans outstanding and all L/C Obligations outstanding on the proposed date of making such Revolving Loan or issuance of a Letter of Credit, would exceed the Aggregate Loan Commitment.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND AGREEMENTS

In order to induce the Agent, the Arranger and the Lenders to enter into this Agreement and to induce the Lenders to make the Facility available, each Credit Party hereby represents and warrants to the Agent, the Arranger and the Lenders (which representations and warranties shall survive the execution and delivery of this Agreement, the Revolving Loan Notes and the other Transaction Documents and the drawdown of the Revolving Loans and the issuances of any Letters of Credit hereunder) that:

Section 4.01 Company Status. Each Credit Party (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the organizational power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualifications, except where the failure to be so qualified is not reasonably expected to result in a Material Adverse Change.

Section 4.02 Company Power and Authority. Each Credit Party has the requisite power and authority to execute, deliver and perform the terms and provisions of each of the Transaction Documents to which it is party and has taken all necessary action to authorize the execution, delivery and performance by it of each of such Transaction Documents. Each Credit Party has duly executed and delivered each of the Transaction Documents to which it is party, and each of such Transaction Documents constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except to the extent that such enforceability may be limited by any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditor’s rights and by general principles of equity.

Section 4.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Transaction Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, other than any such contravention that could not reasonably be expected to result in a Material Adverse Change, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security

Documents) upon any of the material properties or assets of the Borrower or any of its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the Certificate of Incorporation or other formation documents of any Credit Party.

Section 4.04 Governmental Approvals. Except for filings and recordings in connection with the Security Documents (which filings shall be made on or before the Closing Date with respect to the Collateral delivered as of the Closing Date) and except as have been obtained and are in effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (i) the consummation and performance by any Credit Party of any Transaction Document to which it is a party or (ii) the legality, validity, binding effect or enforceability of any Transaction Document.

Section 4.05 Financial Statement; Financial Condition; Undisclosed Liabilities; etc. Except as otherwise disclosed in writing to the Lenders on or prior to the date hereof, the financial information regarding the Borrower and its Subsidiaries for the years ended June 30, 2003, June 30, 2002 and June 30, 2001 and for the nine months ended March 31, 2004 and March 31, 2003 delivered to the Agent has been prepared in accordance with GAAP and accurately and fairly present in all material respects the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements. Since the date of the most recent of such statements, there has been no Material Adverse Change (determined by reference to the Borrower and the Subsidiary Guarantors taken together as a whole) and there are no contingent obligations, liabilities for Taxes or other outstanding financial obligations which are material in the aggregate except as disclosed in such statements. No written information, exhibit, schedule or report prepared by or on behalf of the Borrower and furnished to the Agent or the Lenders by or at the direction of the Borrower or any of its Subsidiaries in connection with the negotiation of this Agreement contained any material misstatement of fact or, when such statement is considered with all other written statements furnished to the Agent or the Lenders in that connection, omitted to state a material fact or any fact necessary to make the statement contained therein not misleading.

Section 4.06 Litigation. There is no action, suit, proceeding or investigation pending or, to the best knowledge of each Credit Party, threatened, before any court or administrative agency that might: (i) adversely affect its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party, (ii) reasonably be expected to result in any judgment or liability which would result in a Material Adverse Change (determined by reference to the Borrower and the Subsidiary Guarantors taken together as a whole) or (iii) adversely affect the enforceability of this Agreement, any Revolving Loan Note or any other Transaction Document.

Section 4.07 No Default. Except as disclosed in Schedule 4.07, no Credit Party is in default under any agreement by which it is bound, or is in default in respect of any financial commitment or obligation.

Section 4.08 Use of Proceeds; Margin Regulations.

(a) The proceeds received with respect to the Revolving Loans shall be used by the Borrower for (i) refinancing a portion of the Existing Indebtedness, (ii) posting Letters of Credit for use in the Borrower’s and its Subsidiaries’ ordinary course of business, (iii) acquiring vessels and Vessel-Related Upgrades and (iv) obtaining working capital for general corporate uses; provided, however, during the Revolving Period, the Borrower shall not be entitled to use more than 50% of the Aggregate Loan Commitment for general corporate purposes.

(b) No part of the proceeds of any Revolving Loan will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Revolving Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.09 Tax Returns and Payments. The Borrower and each of its Subsidiaries has filed or caused to be filed, with the appropriate taxing authority, all federal, state, provincial and other returns, statements, forms and reports for Taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of the Borrower and/or its Subsidiaries except where the failure to so file or cause to be filed could not reasonably be expected to result in a Material Adverse Change (determined by reference to the Borrower and the Subsidiary Guarantors taken together as a whole). The Borrower and its Subsidiaries have paid all Taxes payable by them as shown on the Returns other than (a) Taxes which are not delinquent, (b) Taxes contested in good faith for which adequate reserves have been established in accordance with GAAP and (c) foreign Taxes as to which the failure to pay such foreign Taxes could not reasonably be expected to result in a Material Adverse Change (determined by reference to the Borrower and the Subsidiary Guarantors taken together as a whole).

Section 4.10 Compliance with Pension Laws. The Borrower and its Subsidiaries have no Registered Pension Plans and have not, and have not had in the five (5) years prior to the Closing Date, maintained or contributed to, any Plan.

Section 4.11 Ownership; Subsidiaries. Schedule 4.11 correctly (a) lists each of the Borrower’s direct and indirect Subsidiaries as of the Closing Date and (b) describes the Equity Interests owned by the Borrower (directly or indirectly) in each of its Subsidiaries as of the Closing Date.

Section 4.12 Compliance with Statutes, etc. Each Credit Party is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its businesses and the ownership of its property, except such noncompliances as could not (in the event such noncompliance were asserted by any Person through appropriate action), individually or in the aggregate, reasonably be expected to result in a Material Adverse Change (determined by reference to the Borrower and the Subsidiary Guarantors taken together as a whole).

Section 4.13 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.14 Environmental Matters.

(a) To the actual knowledge of each Responsible Officer of each Credit Party who executes any Transaction Document on behalf of any Credit Party and without independent investigation: (i) the Borrower and each of its Subsidiaries have complied with, and on the date of each Credit Event will be in compliance with, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, except if such failure results in or could reasonably be expected to result in penalties or fines to the Borrower and its Subsidiaries in an aggregate amount at any time outstanding less than CAD 5,000,000, (ii) there are no pending or threatened Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property owned or operated by the Borrower or any of its Subsidiaries in excess of CAD 5,000,000, (iii) there are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any Real Property at any time owned or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property in excess of CAD 5,000,000, or to cause any such currently owned Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law if such restriction could reasonably be expected to result in a Material Adverse Change (determined by reference to the Borrower and the Subsidiary Guarantors taken together as a whole).

(b) To the actual knowledge of each Responsible Officer of each Credit Party who executes any Transaction Document on behalf of any Credit Party and without independent investigation: (i) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any Real Property owned or operated by the Borrower or any of its Subsidiaries where such generation, use, treatment or storage has violated or could reasonably be expected to violate any Environmental Law in such a manner so as to cause the representation in Section 4.14(a) to be untrue; or (ii) Hazardous Materials have not at any time been Released on or from any Real Property owned or operated by the Borrower or any of its Subsidiaries where such Release has violated or could reasonably be expected to violate any applicable Environmental Law in such a manner so as to cause the representation in Section 4.14(a) to be untrue.

Section 4.15 Labor Relations. (a) Except as could not reasonably be expected to result in a Material Adverse Change (determined by reference to the Borrower and the Subsidiary Guarantors taken together as a whole), neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice; (b) except (in each case) as could not reasonably be expected to result in a Material Adverse Change (determined by reference to the Borrower and the Subsidiary Guarantors taken together as a whole), there is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or, to the knowledge of the Borrower, threatened against any of them, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (iii) no union representation proceeding pending with respect to the employees of the Borrower or any of its

Subsidiaries; and (c) except (in each case) as could not reasonably be expected to result in a Material Adverse Change (determined by reference to the Borrower and the Subsidiary Guarantors taken together as a whole), hours worked by and payments made to any employee of the Borrower, any Subsidiary Guarantor or any ERISA Affiliate have not been in violation of any applicable law dealing with such matters.

Section 4.16 Patents, Licenses, Franchises and Formulas. Each Credit Party owns or is licensed to use all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing, and has obtained assignments of all material leases and other rights of whatever nature, reasonably necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain or so own which, as the case may be, has had, or could reasonably be expected to result in, a Material Adverse Change (determined by reference to the Borrower and the Subsidiary Guarantors taken together as a whole).

Section 4.17 Security Interests. On and after the Closing Date, each of the Security Documents creates (or after the execution and delivery thereof, will create), as security for the Obligations purported to be secured thereby, a valid and enforceable, first priority security interest in and Lien on all of the Collateral subject thereto, which shall be perfected upon the taking of possession thereof or completion of filings with respect thereto, in each case as required by this Agreement or the other Transaction Documents, subject to no other Liens (except for Permitted Encumbrances with respect to the Vessels, Permitted Pledge Liens with respect to the Equity Interests and Customary Permitted Liens with respect to other assets). All filings or recordings required to perfect the security interests created under any Security Document have been made substantially contemporaneously with the execution and delivery thereof.

Section 4.18 Indebtedness. Schedule 4.18 sets forth a true and complete list of all (i) Indebtedness for borrowed money of each Credit Party outstanding as of the Closing Date after giving effect to the application of the proceeds of the Senior Secured Notes and (ii) agreements existing on the Closing Date pursuant to which each Credit Party is entitled to incur Indebtedness, in each case showing the aggregate principal amount thereof and the name of the borrower and any other entity which directly or indirectly guaranteed such debt.

Section 4.19 Concerning the Vessels. The name, official number, registered owner, and jurisdiction of registration of each Vessel is set forth on Schedule 4.19 hereto. Each Vessel, other than those in lay-up as permitted pursuant to the terms and conditions of the Deed of Covenants, is operated in compliance with all applicable maritime rules and regulations except where the failure to so comply could not reasonably be expected to result in a Material Adverse Change. Each Vessel, other than those in lay-up as permitted pursuant to the terms and conditions of the Deed of Covenants, is maintained and operated in compliance with all applicable Environmental Laws except where the failure to so comply could not reasonably be expected to result in a Material Adverse Change.

Section 4.20 Citizenship. The Borrower and each Subsidiary Guarantor which owns or operates one or more Vessels is qualified to own and operate such Vessels under the laws of the relevant Approved Jurisdiction.

Section 4.21 Vessel Classification. Each Vessel is classified in the classification and rating for vessels of the same age and type with the respective classification society set forth in Schedule 4.19, free of notices, recommendations or qualifications which negatively affect such classification other than as disclosed to the Agent.

Section 4.22 Insurance. Each of the Credit Parties has insured its properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses.

ARTICLE V

CONDITIONS OF LENDING

Section 5.01 Conditions Precedent to Drawdown of the Initial Revolving Loan. The obligation of the Lenders to make the Initial Revolving Loan available to the Borrower and/or issue a Letter of Credit (if the Initial Revolving Loan has not yet been made) under this Agreement shall be expressly subject to the following conditions precedent:

(a) The Agent shall have received the following documents in form and substance satisfactory to the Arranger and its legal advisor:

(i)	copies, certified as true and complete by an officer of each Credit Party, of the resolutions of such Credit Party evidencing approval of this Agreement, the Revolving Loan Notes and the other Transaction Documents to which it is a party and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

(ii)	copies, certified as true and complete by an officer of each Credit Party, of all documents evidencing any other necessary action (including actions by such parties thereto other than the Credit Parties as may be required by the Arranger), approvals or consents with respect to the Transaction Documents;

(iii)	copies, certified as true and complete by an officer of each Credit Party of the certificate of incorporation and bylaws or the certificate of formation and operating agreement (or equivalent instruments) thereof;

(iv)	certificate of the Secretary of the Borrower certifying that it legally and beneficially owns, directly or indirectly, all of the issued and outstanding Equity Interests of each of the Subsidiary Guarantors and that, except for Permitted Pledge Liens, such Equity Interests are free and clear of any liens, claims, pledges or other encumbrances whatsoever;

(v)	certificate of the Secretary of each Pledgor certifying that it legally and beneficially owns, directly or indirectly, all of the issued and outstanding Equity Interests of each of the Subsidiary Guarantors that owns a Vessel or that charters or arranges the charter of a Vessel and that, except for Permitted Pledge Liens, such Equity Interests are free and clear of any liens, claims, pledges or other encumbrances whatsoever; and

(vi)	certificates of the jurisdiction of formation of each Credit Party as to the good standing thereof.

(b) The Agent shall have received evidence satisfactory to the Arranger and its legal advisor that:

(i)	the Vessels are in the sole and absolute ownership of the relevant Subsidiary Guarantor as set forth in Schedule 4.19 and duly registered in such Subsidiary Guarantor’s name under the flag of an Approved Jurisdiction, unencumbered, save and except for the Mortgage recorded against it and Permitted Encumbrances;

(ii)	the Mortgage on each Vessel has been properly recorded under the laws of the jurisdiction of registration and constitutes a first priority mortgage, subject only to Permitted Encumbrances;

(iii)	the Vessels are classed in the classification and rating for vessels of the same age and type with the respective classification society as set forth in Schedule 4.19, free of notices, recommendations or qualifications which negatively affect such classification except as disclosed to the Agent;

(iv)	except as otherwise disclosed to the Agent in writing, each Vessel is operationally seaworthy and in every way fit for its intended service;

(v)	all necessary governmental or regulatory approvals, licenses and authorities which are necessary to the operation of each Vessel have been obtained from each applicable Governmental Authority;

(vi)	each Vessel is insured in accordance with the provisions of the related Mortgage or Deed of Covenants and the requirements thereof in respect of such insurances have been complied with; and

(vii)	a desk appraisal from Barry Rogliano Salles conducted in accordance with customary industry standards and practice with respect to each Vessel dated no earlier than March 31, 2004, satisfactory in form and scope to the Agent.

(c) The Borrower shall have duly executed and delivered this Agreement, the Revolving Loan Notes, the Pledge Agreement and the other Transaction Documents to which it is a Party and each Subsidiary Guarantor shall have duly executed and delivered this Agreement, the Security Documents and the other Transaction Documents to which it is a party.

(d) The Borrower and the Subsidiary Guarantors shall have delivered the Equity Interests subject to the Pledge Agreement to the Collateral Agent, together with executed and undated stock powers with respect thereto, and all other documents required to be delivered pursuant to the Pledge Agreement.

(e) The Borrower and the Subsidiary Guarantors shall each have duly executed and delivered the following documents:

(i)	the Mortgage with respect to its Vessel(s);

(ii)	an Assignment of Earnings and Insurances with respect to its Vessel(s); and

(iii)	an Assignment of Charter, together with the executed Letter of Acknowledgement of Assignment of Contract from the related Charterer relating to the following Vessels: Panuke Sea, Burin Sea, Mariner Sea, Thebaud Sea, Venture Sea and Trinity Sea.

(f) The Agent shall have received a certificate from the Borrower to the effect that the Borrower is in compliance with the conditions precedent set forth in this Article V.

(g) The Agent shall have received a certificate from a Responsible Officer of the Borrower that neither the Borrower nor any of its Subsidiaries is subject to any Environmental Claim in excess of CAD 5,000,000.

(h) The Agent shall have received payment in full of all fees and expenses due on or before the Closing Date to the Agent, the Arranger and the Lenders under Section 2.14, or such fees and expenses shall be paid directly from the Initial Revolving Loan proceeds on the Closing Date.

(i) The Agent shall have received evidence satisfactory to the Agent and to its legal advisor that, save for the Liens created by the Mortgages and the Assignments of Earnings and Insurances, there are no Liens, charges or encumbrances of any kind whatsoever on any of the Vessels or on their respective earnings except for Permitted Encumbrances.

(j) The Agent shall have received the favorable written opinions of counsel to the Borrower and the Subsidiary Guarantors, dated the Closing Date and in form and substance reasonably satisfactory to the Agent and its legal advisors.

(k) The Borrower shall have completed the successful offering of the Senior Secured Notes, the gross proceeds of which shall at least equal US$120,000,000.

(l) There shall have occurred no event that could result in a Material Adverse Change (determined by reference to the Borrower and the Subsidiary Guarantors taken together as a whole) since the Closing Date.

(m) The Agent shall have received evidence that the Uniform Commercial Code and PPSA financing statements have been filed with the appropriate jurisdictions necessary to perfect the security interest of the Collateral Agent in and to the Collateral.

(n) The Agent shall have received any additional documents, affidavits or certificates of the Borrower, the Subsidiary Guarantors or any other Person as it may reasonably require.

Section 5.02 Further Conditions Precedent. The obligation of the Lenders to make any Revolving Loan available to the Borrower under this Agreement or to issue any Letter of Credit shall be expressly and separately subject to the following further conditions precedent on the relevant Drawdown Date or Issuance Date, as the case may be:

(a) The Agent shall have received a Drawdown Request or Issuance Request, as the case may be, in accordance with the terms of Section 2.01(d) or Section 3.01, as the case may be.

(b) The representations and warranties set forth in Article IV hereof shall be true and correct in all material respects with the same effect as though each such representation and warranty had been made on and as of such date, except to the extent that any of such representations and warranties expressly relate to earlier dates, or are no longer true as a result of transactions not prohibited by the Transaction Documents.

(c) No Default or Event of Default shall have occurred and be continuing.

(d) No change in any applicable laws, regulations, rules or in the interpretation thereof shall have occurred which make it unlawful for any Credit Party to make any payment as required under the terms of the Transaction Documents.

(e) The Asset Coverage Ratio shall be at equal to or greater than 2.0 to 1.0.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as this Agreement shall remain in effect or any of the Obligations shall be outstanding, it shall, and shall cause each of the Subsidiary Guarantors to unless the Borrower shall have received the prior written consent of the Requisite Lenders or, in the case of Section 6.17, all of the Lenders:

Section 6.01 Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence (except as permitted by Section 7.16), rights and franchises and comply with all laws applicable to it and at all times be qualified to do business in the jurisdictions where failure to qualify could reasonably be expected to result in a Material Adverse Change.

Section 6.02 Payment of Debts. Pay its debts, liabilities and obligations when due, after giving effect to all applicable grace periods except any such debts, liabilities and obligations that are being contested in good faith by appropriate proceedings.

Section 6.03 Accounts and Records. Keep and maintain full and accurate accounts and records in accordance with GAAP consistently applied.

Section 6.04 Payment of Taxes and Claims. Prepare and timely file all tax returns required to be filed by it and pay and discharge all Taxes imposed upon it or in respect of any of its property and assets before the same shall become in default, as well as all lawful claims (including, without limitation, claims for labor, materials and supplies) which, if unpaid, might become a lien or charge upon the Collateral or any part thereof, except in each case, for any such Taxes as are being contested in good faith by appropriate proceedings.

Section 6.05 Financing Statements. In the case of the Collateral, execute, financing statements or other documents deemed necessary or desirable to perfect, maintain or preserve any security interest granted pursuant to the Transaction Documents and pay the filing costs pursuant to law. Without limiting the generality of the foregoing, each of the Credit Parties will execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary or desirable, or that the Agent may reasonably request, to protect and preserve the Liens granted or purported to be granted hereby and by the other Transaction Documents. Each of the Credit Parties hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Credit Party, where permitted by law. The Agent agrees to promptly provide, or cause to be provided, to the Borrower or the appropriate Credit Party a copy of any financing statement or other similar registration it has filed, which notice shall specify the jurisdiction or jurisdictions in which such filing was made.

Section 6.06 Compliance with Law. Comply in all material respects with all applicable federal, state, local and foreign laws, ordinances, rules, orders and regulations now in force or hereafter enacted, including, without limitation all laws and regulations relating to environmental laws and employee benefit plans, failure to comply with which could reasonably be expected to result in a Material Adverse Change.

Section 6.07 Financial Statements. Furnish to the Agent the following financial statements:

(a) as soon as available but not later than one hundred and twenty (120) days after the end of each fiscal year of the Borrower, complete copies of the consolidated financial reports of the Borrower and its Subsidiaries, all in reasonable detail, which shall include at least the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such year and the related consolidated statements of income and sources and uses of funds for such year, which shall be audited reports prepared by independent chartered accountants of international standing;

(b) as soon as available but not less than sixty (60) days after the end of each of the first three quarters of each fiscal year of the Borrower, a quarterly interim consolidated balance sheet of the Borrower and its Subsidiaries and the related consolidated profit and loss statements and sources and uses of funds, all in reasonable detail, unaudited, but certified to accurately reflect in all material respects the financial condition of the Borrower and its Subsidiaries by the chief financial officer of the Borrower;

(c) within ten (10) days of the filing thereof, copies of all registration statements and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and other material filings which the Borrower shall have filed with the SEC or any similar governmental authority; and

(d) promptly upon the mailing thereof to the shareholders of the Borrower, copies of all financial statements, reports, proxy statements, notices and other communications transmitted to all of the Borrower’s shareholders;

(e) at such time as the financial statements described in Sections 6.07(a), 6.07(b) and 6.07(c) are delivered, a certificate of the Borrower’s Chief Financial Officer (i) certifying the Borrower’s compliance with each of its covenants contained herein and showing the calculations thereof (with respect to the covenants in Sections 6.14, 6.15, 6.16 and 6.17 hereof) in reasonable detail and (ii) stating that the financial statements delivered in accordance with Sections 6.07(a), 6.07(b) and 6.07(c) are complete and correct in all material respects and present fairly the financial condition and results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated, in accordance with generally accepted accounting principles consistently applied (subject as to interim statements to normal year-end adjustments); and

(f) any other information regarding the Borrower that is material to the Transaction Documents or, the Revolving Loans or the Letters of Credit as any Lender, through the Agent, may reasonably request.

Upon receipt the Agent shall promptly deliver the above referenced financial statements to the Lenders.

Section 6.08 Access to Books and Records. Permit the Agent and each Lender, and their respective duly authorized agents and officers, during normal business hours and upon reasonable notice to (a) examine the books and records of the Borrower and to make copies and extracts therefrom, and (b) discuss the affairs, finances and accounts of the Borrower, and be advised as to the same by, the officers of the Borrower as shall be relevant to the performance or observance of the terms, covenants or conditions of this Agreement, the other Transaction Documents or the financial condition of the Borrower.

Section 6.09 Notifications. Give prompt written notice to the Agent of (a) any Default of which the Borrower has actual knowledge or an Event of Default specifying the same and the steps being taken to remedy the same, (b) any litigation or governmental proceeding pending or, to the best knowledge of the Borrower, threatened against the Borrower or against any of the Subsidiaries which could reasonably be expected to result in a Material Adverse Change (determined by reference to the Borrower and the Subsidiary Guarantors taken together as a whole), (c) the withdrawal of any Vessel’s rating by its classification society or the issuance by such classification society of any material recommendation or notation affecting class and (d) any other event or condition which could reasonably be expected to result in a Material Adverse Change (determined by reference to the Borrower and the Subsidiary Guarantors taken together as a whole).

Section 6.10 Reserved.

Section 6.11 Environmental Matters. Promptly, and in any event within five (5) Business Days after a Responsible Officer of the Borrower or any of its Subsidiaries obtains actual knowledge thereof, give written notice to the Agent of one or more of the following environmental matters, unless, in each case, such environmental matters could not, individually or when aggregated with all other such environmental matters, be reasonably expected to result in an Environmental Claim in excess of CAD 5,000,000:

(a) any pending or threatened in writing Environmental Claim against the Borrower or any of its Subsidiaries or any Vessel or Real Property owned or operated by the Borrower or any of its Subsidiaries;

(b) any condition or occurrence on or arising from any Vessel or Real Property owned or operated by the Borrower or any of its Subsidiaries that (i) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (ii) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Vessel or Real Property;

(c) any condition or occurrence on any Vessel or Real Property owned or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Vessel or Real Property under any Environmental Law; and

(d) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to each Lender all material notices received after the date hereof by them or any of its Subsidiaries from any Governmental Authority under, or pursuant to, CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower or such Subsidiary’s response thereto. In addition, upon the request of the Agent, the Borrower will provide the Lenders with copies of all material communications with any Governmental Authority relating to Environmental Laws, all material communications with any Person (other than their attorneys) relating to any Environmental Claim of which notice is required to be given pursuant to this Section 6.11, and such detailed reports of any such Environmental Claim as may reasonably be requested by the Agent on behalf of the Lenders.

Section 6.12 Transaction Document Obligations. Pay the Revolving Loan Notes according to the reading, tenor and effect thereof, and do and perform every act and discharge all of the obligations provided to be performed by the Borrower under the Transaction Documents, including this Agreement, at the time or times and in the manner specified, and cause the Subsidiary Guarantors to take such action with respect to their obligations to be performed and discharged under the Transaction Documents to which they respectively are parties.

Section 6.13 Reserved.

Section 6.14 Minimum EBITDA. With respect to the Borrower, maintain a minimum aggregate EBITDA for the immediately preceding four fiscal quarters determined as of the last day of each of the Borrower’s fiscal quarters commencing December 31, 2004 of CAD 23,280,000; provided, however, (a) for the purpose of calculating EBITDA on December 31, 2004, EBITDA shall be an amount equal to the product of (i) the sum of EBITDA for the fiscal quarters ended December 31, 2004 and September 30, 2004 and (ii) 2 and (b) for the purpose of calculating EBITDA on March 31, 2005, EBITDA shall be an amount equal to the product of (i) the sum of EBITDA for the fiscal quarters ended March 31, 2005, December 31, 2004 and September 30, 2004 and (ii) 1.33.

Section 6.15 Minimum Current Ratio. With respect to the Borrower, maintain a Current Ratio determined as of the last day of each of the Borrower’s fiscal quarters commencing September 30, 2004 of 1.0 to 1.0 during the Revolving Period and 1.25 to 1.0 thereafter.

Section 6.16 Maximum Funded Senior Debt Ratio. With respect to the Borrower, maintain a Funded Senior Debt Ratio determined as of the last day of each of the Borrower’s fiscal quarters commencing September 30, 2004 of not more than 2.50 to 1.00.

Section 6.17 Minimum Fair Market Value of the Designated Vessels; Age of Designated Vessels; Substitution of Vessels.

(a) Maintain an Asset Coverage Ratio at all times equal to or greater than (i) for the period commencing on the Closing Date up to the fifth anniversary thereof, 2.00 to 1.00, (ii) for the period commencing on the fifth anniversary of the Closing Date up to the sixth anniversary thereof, 2.10 to 1.00, (iii) for the period commencing on the sixth anniversary of the Closing Date up to the seventh anniversary thereof, 2.25 to 1.00 and (iv) at all times thereafter, 2.50 to 1.00.

(b) To the extent the Asset Coverage Ratio is less than the amount set forth in Section 6.17(a), the Borrower will be required to either (i) prepay the Revolving Loans, together with an amount equal to the Interest Differential and all interest and fees accrued and unpaid on the amount so prepaid, not later than 60 days after request to that effect is received from the Agent (and the Agent shall make such request if instructed by all of the Lenders), in an amount so that the Asset Coverage Ratio set forth in Section 6.17(a) is re-attained or (ii) (A) provide additional collateral in form and amount satisfactory to all of the Lenders, which may include the designation by the Borrower (with the prior written approval of the Agent such approval to not be unreasonably withheld or delayed) of one or more Vessels that are not then Designated Vessels as Designated Vessels so that the Asset Coverage Ratio set forth in Section 6.17(a) is re-attained and (B) give written notice to the Collateral Agent and the Trustee of the additional Vessels that the Borrower and the Agent agreed to be included in the pool of Designated Vessels (which notice shall include a desk appraisal from an Appraiser of such Vessel or Vessels dated no earlier than 30 days prior to the date of such notice). The Borrower shall obtain at its expense and provide to the Agent desk appraisals of each such Vessel or Vessels from an Appraiser dated no earlier than 30 days prior to the date of any proposed designation described in Section 6.17(b)(ii)(A).

(c) If requested in writing by the Agent, the Borrower shall obtain at its expense and provide to the Agent on each February 1 and August 1, commencing on

February 1, 2005, a desk appraisal performed by an Appraiser dated no earlier than 30 days prior to such date which indicates the Appraised Value of each Designated Vessel. The Agent shall deliver copies of all such appraisals to the Lenders.

(d) The Designated Vessels shall at all times include at least two Vessels built or rebuilt on or after 1998.

(e) At any time and from time to time, the Borrower, with the prior written approval of the Agent (such approval not to be unreasonably withheld or delayed), shall have the right to designate a Vessel or another ship documented or registered in an Approved Jurisdiction not then constituting a “Vessel” or a “Designated Vessel” as a Designated Vessel and have one or more Vessels then constituting a “Designated Vessel” removed from such categorization subject to the prior satisfaction of the following conditions:

(i)	no Default or Event of Default has then occurred and is continuing;

(ii)	after giving effect to such designations no Default or Event of Default would exist;

(iii)	after giving effect to such designations, the Borrower is in compliance with Section 6.17(a) and Section 6.17(d);

(iv)	the Borrower delivers a desk appraisal from an Appraiser dated not more than 30 days prior to the proposed date of designation and a certificate of a Responsible Officer of the Borrower certifying (together with calculations demonstrating) (A) the Fair Market Value of the ship to become a Designated Vessel, (B) that the Borrower is in compliance with Section 6.17(a) and 6.17(d) and (C) that such ship is of a similar type and classification as the Designated Vessel for which it is being substituted, and

(v)	the Borrower delivers, or causes the appropriate Subsidiary Guarantor to deliver, a Subsidiary Guarantee Agreement (to the extent not previously delivered) and appropriate Security Documents to create a first priority, perfected Lien on such new Designated Vessels, together with the related items of Collateral, as contemplated by the terms of this Agreement and the Collateral Agency Agreement and one or more opinions of counsel.

Section 6.18 Ownership of Subsidiary Guarantors. Except as permitted by Sections 7.03 and 7.16, with respect to the Borrower, own, directly or indirectly, the percentage of the Equity Interests of each Subsidiary Guarantor shown on Schedule 4.11 hereto.

Section 6.19 Reimbursement for Expenses. Reimburse the Agent, or cause the Subsidiary Guarantors to reimburse the Agent, promptly, with interest at the interest rate applicable to the Revolving Loan Notes, for any and all expenditures which the Agent may from time to time make in providing protection in respect of insurance, discharge or purchase of liens, taxes, dues, assessments, governmental charges, fines and penalties lawfully imposed, repairs, attorneys’ fees, necessary translation fees for documents made in a language other than English and other matters, in each case in respect of which the Borrower has Defaulted in its obligation hereunder with respect to such matters, or the Subsidiary Guarantors have Defaulted in their Subsidiary Guarantee Obligation hereunder with respect to such matters or under a Subsidiary Guarantee Agreement with respect to such matters, to provide. Such obligation of the Borrower and the Subsidiary Guarantors to reimburse the Agent shall be an additional indebtedness due from the Borrower and the Subsidiary Guarantors, secured by the Collateral and the Transaction Documents, and shall be payable by the Borrower and the Subsidiary Guarantors on demand. The Agent, though privileged to do so, shall be under no obligation to the Borrower or the Subsidiary Guarantors to make any such expenditures, nor shall the making thereof relieve the Borrower or the Subsidiary Guarantors of any default in that respect.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as this Agreement shall remain in effect or any of the Obligations shall be outstanding, it shall not, and shall not permit any of the Subsidiary Guarantors to, without the prior written consent of the Requisite Lenders:

Section 7.01 Indebtedness. Contract for, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness contemplated by this Agreement or any of the other Transaction Documents;

(b) the Senior Secured Notes;

(c) Indebtedness existing on the Closing Date described in Schedule 7.01 and refinancing thereof; and

(d) any Indebtedness (and any extensions, renewals and replacements of such Indebtedness), to the extent that, at the time such Indebtedness is contracted for, created, assumed or incurred, and both before and after giving effect to such Indebtedness, no Default or Event of Default exists or would exist hereunder.

Section 7.02 Liens. Create, assume, permit or suffer to exist any mortgage, pledge, encumbrance, security interest or other Lien securing an obligation on any Vessel or on any other asset constituting Collateral, whether now owned or hereafter acquired, except Permitted Encumbrances with respect to the Vessels and Customary Permitted Liens with respect to such other assets or disclosed on Schedule 7.01 and except as permitted by Section 7.01(c).

Section 7.03 Asset Sales. Sell, lease, transfer, assign or otherwise dispose of any Vessel; provided, however, the Borrower or a Subsidiary Guarantor may sell any Vessel other than a Designated Vessel upon providing 10 days written notice to the Agent so long as (a) no Default or Event of Default has then occurred and is continuing, (b) after giving effect to such sale, lease, transfer, assignment or disposition, no Default or Event of Default would exist and (c) after giving effect to such sale, lease, transfer, assignment or disposition, the Borrower is in compliance with Section 6.17(a) and Section 6.17(d).

Section 7.04 Assignment of Insurances. Grant an assignment or permit or suffer to exist any mortgage, pledge, encumbrance, security interest or other Lien on the Insurances.

Section 7.05 Sale of Notes or Accounts Receivable. Sell, lease, transfer, assign or otherwise dispose of any notes, accounts receivable or other obligations owed to any Credit Party by any Person, except for the purpose of collection in the ordinary course of its business except as permitted by Section 7.01(c).

Section 7.06 Sale and Leaseback. Except to the extent a Credit Party did not incur the Attributable Debt under Section 7.01 and Liens under Section 7.02, enter into any arrangements, directly or indirectly, with any Person whereby it shall sell or transfer any property, whether real or personal, and used and useful in its business, whether now owned or hereafter acquired, if it, at the time of such sale or disposition, intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.

Section 7.07 Restricted Payments. With respect to the Borrower, declare or pay any dividend or make any distribution on its Equity Interests or purchase, redeem, acquire or otherwise retire any Equity Interests for value (in each case, a “Restricted Payment”); provided, however, that the Borrower may make a Restricted Payment so long as, at the time of, and after giving effect to, the proposed Restricted Payment: (a) no Default or Event of Default shall have occurred and be continuing and (b) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors) after the Closing Date would not exceed the sum of (1) CAD 6,500,000 and (2) fifty percent (50%) of the aggregate amount of the Consolidated Net Income of the Borrower and its consolidated Subsidiaries from June 30, 2004 to the date of such Restricted Payment in accordance with GAAP; and provided further that the Borrower may purchase, repurchase, redeem, defease or otherwise acquire or retire for value of any Equity Interests made by exchange for, or out of the net cash proceeds of the substantially concurrent sale of, Equity Interests of the Borrower (other than Disqualified Shares) or a substantially concurrent cash capital contribution received by the Borrower from its shareholders; provided that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (b) of the preceding proviso.

Section 7.08 Investments. Make any Investment unless at the time of, and after giving effect to, the making of any proposed Investment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of the making of such Investment.

Section 7.09 Restriction on Payment Restrictions Affecting Subsidiary Guarantors. Create or otherwise cause or suffer to exist or become effective any encumbrance or restriction (other than pursuant to this Agreement) on the ability of the Subsidiary Guarantors to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits or pay any Indebtedness owed to the Borrower, (b) make advances or loans to the Borrower or (c) transfer any of its properties or assets to the Borrower, except (i) with respect to clauses (a) and (b) of this Section 7.09, for such encumbrances or restrictions existing (1) under or by reason of applicable law and (2) the other Transaction Documents, the Senior Secured Note Documents and any other document evidencing Indebtedness incurred in compliance with Section 7.01 or Liens not violating Section 7.02 and (ii) except with respect to clause (c) of this Section 7.09, for such encumbrances or restrictions existing (1) under or by reason of applicable law, (2) the other Transaction Documents, the Senior Secured Note Documents and any other document evidencing Indebtedness incurred in compliance with Section 7.01 or Liens not violating Section 7.02, (3) other customary non-assignment provisions in leases, licenses or similar contracts, (4) customary restrictions in joint ventures and similar agreements, and (5) on assets in a purchase and sale agreement pending closing of the disposition.

Section 7.10 Change in Business Engage (directly or indirectly) in any business other than a Related Business.

Section 7.11 Transactions with Affiliates. Enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate, other than on terms and conditions substantially as favorable to such Person as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate. Notwithstanding the foregoing, the restrictions set forth in this Section 7.11 shall not apply to (a) the payment of reasonable and customary fees to directors of the Borrower who are not employees of the Borrower, (b) any other transaction with any employee, officer or director of the Borrower or any of its Subsidiaries pursuant to employee benefit plans and compensation arrangements in amounts customary for corporations similarly situated to the Borrower or any such Subsidiary and entered into the ordinary course of business and approved by the Board of Directors of the Borrower or any committee thereof or the Board of Directors of such Subsidiary, (c) transactions between or among the Borrower and its Subsidiaries who are Subsidiary Guarantors and not involving any other Affiliate, (d) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower, (e) loans or advances to employees in the ordinary course of business but in any event not to exceed CAD 2,000,000 in the aggregate outstanding at any one time, (f) in addition to the loans and advances referred to in the preceding clause (e), loans or advances to Affiliates of the Borrower but in any event not to exceed CAD 3,000,000 in the aggregate outstanding at any one time, (g) customary indemnities made in the ordinary course of business to employees or directors of the Borrower and its Subsidiaries, (h) the sale by the Borrower or a Subsidiary of any real property and related fixtures or appurtenances), or of the Equity Interests of the Subsidiaries that owns such real property, provided that such real property is the only significant asset owned by such Subsidiary, to a Permitted Holder for consideration in an amount equal to the book value of such assets as reflected in the then recently available consolidated financial statements of the Borrower but not to exceed CAD 3,000,000, and (i) any Restricted Payment permitted by Section 7.07.

Section 7.12 Changes in Offices or Names. Change the location of the chief executive office of any Credit Party, the office of the chief place of business any such parties, the office of the Credit Parties in which the records relating to the earnings or insurances of the Vessels are kept unless the Agent shall have received thirty (30) days prior written notice of such change.

Section 7.13 Reserved.

Section 7.14 Other Indebtedness. For a period, which shall be the lesser of (a) sixty (60) days following the Closing Date and (b) completion of the syndication by the Arranger, engage in any offering, placement or arrangement of any Indebtedness of the Credit Parties or their Affiliates, other than the transaction described in this Agreement.

Section 7.15 Guarantees. Guarantee, endorse, become surety for, or otherwise in any way become or be responsible for, the obligations of any other Person not a Subsidiary, including, without limitation, by agreement to maintain net worth or working capital of any other Person or agreement for the furnishing of funds to any other Person, directly or indirectly, through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) or for the purpose of paying or discharging the liabilities of any other Person, or otherwise, or enter into or be a party to any contract for the purchase of merchandise, materials, supplies or other property if such contract provides that payment for such merchandise, materials, supplies or other property shall be made regardless of whether delivery of such merchandise, materials, supplies or other property is ever made or tendered, or obtain upon its credit the issuance of any letter or letter of credit for the discharge of the obligations of any other Person.

Section 7.16 Consolidation, Merger and Sale of Assets. Consolidate with, or merge with or into, any other Person or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its property or assets, unless each of the following conditions is satisfied:

(a) The entity formed by such consolidation or into which such Credit Party is merged or the Person which acquires by conveyance or transfer substantially all of the assets of such Credit Party as an entirety shall expressly assume all of the obligations of such Credit Party under this Agreement and the other Transaction Documents to which such Credit Party is a party pursuant to a written supplement to this Agreement executed in accordance with Section 11.04.

(b) Immediately prior to and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and the Agent shall have received a certificate from an Executive Officer to such effect.

(c) The Agent shall have received an opinion of counsel regarding the merged or consolidated entity, the legality, validity and enforceability of this Agreement and the other Transaction Documents, the title to the related Vessels and the priority of the Mortgages, as applicable.

Upon any consolidation or merger, or any conveyance or transfer of substantially all of the assets of such Credit Party as an entirety in accordance with this Section 7.16, the successor entity formed by such consolidation or into which such Credit Party is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, such Credit Party under this Agreement and the other Transaction Documents with the same effect as if such successor entity had been named as a Credit Party herein. No such conveyance or transfer of substantially all of the assets of such Credit Party as an entirety shall have the effect of releasing such Credit Party or any successor entity which shall theretofore have become such in the manner prescribed in this Section 7.16 from its liability hereunder. Nothing in this Section 7.16 shall restrict the Subsidiary Guarantors from chartering the Vessels so long as such charters are not bareboat charters for a period in excess of ten (10) years.

ARTICLE VIII

AGREEMENT TO GUARANTEE

Section 8.01 Obligations Guaranteed.

(a) The Subsidiary Guarantors, jointly and severally, hereby unconditionally guarantee to each of the Agent and the Lenders (i) the full and prompt payment of the principal of the Revolving Loan Notes and the indebtedness represented thereby and the L/C Obligations when and as the same shall become due and payable, whether at the stated maturity thereof, by acceleration, or otherwise; (ii) the full and prompt payment of interest on the Revolving Loan Notes and the L/C Obligations when and as the same shall become due and payable (including interest at the Overdue Rate on any part of the principal amount, interest amount or other amount due under this Agreement and not paid when due); (iii) the full and prompt payment of an amount equal to each and all of the payments and other sums when and as the same shall become due, required to be paid by the Borrower under the terms of this Agreement and under each of the other Transaction Documents to which it is a party and (iv) the full and prompt performance and observance by the Borrower of the obligations, covenants and agreements required to be performed and observed by the Borrower under the terms of this Agreement and under each of the other Transaction Documents to which the Borrower is a party (items (i) through (iv), the “Subsidiary Guarantee Obligations”). The Subsidiary Guarantors hereby irrevocably and unconditionally agree that upon any default by the Borrower in the payment, when due, of any principal of, interest on or other amounts (including amounts in respect of fees and indemnification owing to the Agent or the Lenders) due under the Revolving Loan Notes, this Agreement or any other Transaction Document, the Subsidiary Guarantors will pay the same within ten (10) days after receipt of written demand therefor from the Agent or any Lender. The Subsidiary Guarantors further hereby irrevocably and unconditionally agree that upon any default by the Borrower in any of its obligations, covenants and agreements required to be performed and observed by the Borrower under this Agreement and under each of the other Transaction Documents to which the Borrower is a party, the Subsidiary Guarantors will effect the observance of such obligations, covenants and agreements within ten (10) days after receipt of written demand therefor from the Agent or any Lender.

(b) All payments by the Subsidiary Guarantors shall be paid in the lawful currency of Canada. Each and every default (i) in the payment of the principal of, premium, if any, interest on or other amounts due under the Revolving Loan Notes or L/C Obligations, (ii) in the payment of any sum required to be paid by the Borrower under the terms of this Agreement or the other Transaction Documents, or (iii) in the prompt performance and observance by the Borrower of all of the obligations, covenants and agreements required to be performed and observed by the Borrower under the terms of the Transaction Documents, shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

(c) The Subsidiary Guarantors further agree that the Subsidiary Guarantee Obligations constitute an absolute, unconditional, present and continuing guarantee of performance and payment and not of collection, and waives any right to require that any resort be had by the Agent and the Lenders to (i) any Collateral, (ii) the Agent’s and Lenders’ right against any other Person, or (iii) any other right or remedy available to the Agent and the Lenders by contract, applicable law or otherwise. The Subsidiary Guarantee Obligations are direct, unconditional and completely independent of the obligations of any other Person or entity, and a separate cause of action or separate causes of action may be brought and prosecuted against the Subsidiary Guarantors without the necessity of any other party or previous proceeding with or exhausting any other remedy against any other Person who might have become liable for the indebtedness or of realizing upon any security held by or for the benefit of the Agent and the Lenders.

Section 8.02 Subsidiary Guarantee Obligations of Subsidiary Guarantors Unconditional. The Subsidiary Guarantee Obligations shall be absolute and unconditional and shall remain in full force and effect until (1) the entire principal of, premium, if any, interest on and other amounts due under the Revolving Loan Notes and the L/C Obligations shall have been paid and (2) all other sums payable by the Borrower and the Subsidiary Guarantors under this Agreement and the other Transaction Documents have been paid in full (including, without limitation, Section 8.01 hereof) and, to the extent permitted by law, such Subsidiary Guarantee Obligations shall not be affected, modified, released or impaired by any state of facts or the happening from time to time of any event, including, without limitation, any of the following, whether or not with notice to or the consent of the Subsidiary Guarantors:

(a) the invalidity, irregularity, illegality, frustration or unenforceability of, or any defect in, (i) any Transaction Document or (ii) any collateral security given in connection therewith;

(b) any present or future law or order of any Governmental Authority or of any agency thereof purporting to reduce, amend or otherwise affect the Revolving Loan Notes, the L/C Obligations or any other obligation of the Borrower or any other obligor or to vary any terms of payment;

(c) any claim of immunity on behalf of the Borrower or any other obligor or with respect to any property of the Borrower or any other obligor;

(d) the waiver, compromise, settlement, release, extension, change, modification or termination of any or all of the obligations, covenants or agreements of (i) the Borrower under this Agreement or any other Transaction Document (except by payment in full of all its Obligations under this Agreement) or (ii) the Subsidiary Guarantors with respect to the Subsidiary Guarantee Obligations (except by payment in full of all the Subsidiary Guarantee Obligations hereunder);

(e) the failure to give notice to the Subsidiary Guarantors of the occurrence of a Default or an Event of Default hereunder or under any other Transaction Document;

(f) the transfer, assignment, sublease or mortgaging, or the purported or attempted transfer, assignment, sublease or mortgaging, of all or any part of the interest of the Borrower in any of its properties, or any failure of or defect in the title with respect to the Borrower’s interest in any of its properties;

(g) the release, sale, exchange, surrender or other change in any collateral security for payment of the Borrower’s Obligations;

(h) the extension of the time for payment of any amounts payable on the Revolving Loan Notes, the L/C Obligations or any part thereof or of the time for performance of any other obligations, covenants or agreements under or arising out of this Agreement, any other Transaction Document or the extension or the renewal of any thereof;

(i) the modification or amendment (whether material or otherwise) of any Subsidiary Guarantee Obligation, covenant or agreement set forth in any Transaction Document;

(j) the taking of, or the omission to take, any of the actions referred to in this Agreement or any Transaction Document;

(k) any failure, omission, delay, or lack on the part of the Agent or the Lenders or any other Person to enforce, assert or exercise any right, power or remedy conferred on the Agent and the Lenders or such other Person in this Agreement or any other Transaction Document;

(l) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement or composition with creditors or readjustment of, or other similar proceedings affecting the Subsidiary Guarantors or any of their assets, or any allegation or contest of the validity of this Agreement, or any other Transaction Document, or the disaffirmance or attempted disaffirmance of this Agreement or any other Transaction Document, in any such proceedings;

(m) any event or action that would, in the absence of this Section, result in the release or discharge of the Subsidiary Guarantors from the performance or observance of any Subsidiary Guarantee Obligation, covenant or agreement contained in this Section, other than the performance thereof;

(n) the default or failure of any Subsidiary Guarantor to fully perform any of its Subsidiary Guarantee Obligations;

(o) any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor;

(p) the actual or purported assignment of any of the Subsidiary Guarantee Obligations;

(q) the receipt and acceptance by the Agent or the Lenders of notes, checks or other instruments for the payment of money made by the Subsidiary Guarantors and any extensions and renewals thereof (other than the payment in full of the entire principal of, premium, if any, interest on and other amounts due under the Revolving Loan Notes and the L/C Obligations and all other sums payable by the Borrower and the Subsidiary Guarantors under this Agreement and the other Transaction Documents);

(r) to the extent permitted by law, the release or discharge of the Subsidiary Guarantors from the performance or observance of any guaranteed obligation, covenant or agreement contained herein by operation of law;

(s) any release or impairment of the Collateral pledged under this Agreement or any other Transaction Document;

(t) the release, substitution or replacement in accordance with the terms of any Transaction Document of any property subject thereto or any redelivery, repossession, surrender or destruction of any such property, in whole or in part;

(u) any limitation on the liability or obligations of the Borrower under this Agreement or any other Transaction Document or any termination, cancellation, frustration, invalidity or unenforceability, in whole or in part, of this Agreement or any other Transaction Document, or any term thereof;

(v) the merger or consolidation or any sale, lease or transfer of any or all of the assets of the Borrower or any Subsidiary Guarantor to any Person; or

(w) any other occurrence whatsoever, whether similar or dissimilar to the foregoing.

Section 8.03 Waiver of Notice. The Subsidiary Guarantors each hereby expressly waive notice from the Agent and the Lenders of its acceptance and reliance on the Subsidiary Guarantor’s Guarantee or of any action taken or omitted in reliance hereon. The Subsidiary Guarantors further expressly waive diligence, presentment, demand for payment, protest, any requirement that any right or power be exhausted or any action be taken against the Borrower or against any other obligor under any of the Transaction Documents or against the Collateral or any other collateral security for the Obligations. The Subsidiary Guarantors jointly and severally agree to pay all costs, fees, commissions and expenses (including, without limitation, all court costs and reasonable attorneys’ fees) which may be incurred by the Agent or the Lenders in enforcing or attempting to enforce the Subsidiary Guarantee Obligations following any default on the part of any or all of the Subsidiary Guarantors hereunder, whether the same shall be enforced by suit or otherwise.

Section 8.04 Other Security. The Agent and Lenders may pursue their rights and remedies against the Subsidiary Guarantors notwithstanding (a) any other Guarantee of or security for the Obligations and (b) any action taken or omitted to be taken by the Agent, the Lenders or any other Person to enforce any of the rights or remedies under such other guarantee or with respect to any other security.

Section 8.05 No Set-off by the Subsidiary Guarantors. No set-off, abatement, recoupment, counterclaim, reduction or diminution of an obligation, or any defense of any kind or nature (other than performance by the Subsidiary Guarantors of the Subsidiary Guarantee Obligations hereunder) which the Subsidiary Guarantors have or may have with respect to a claim hereunder, shall be available hereunder to the Subsidiary Guarantors against the Agent or the Lenders.

Section 8.06 Joint and Several Obligation. Each of the Subsidiary Guarantors hereby agrees that it is jointly and severally liable for each of the Subsidiary Guarantee Obligations hereunder and under each of the other Transaction Documents. Each of the Subsidiary Guarantors accepts joint and several liability for all Subsidiary Guarantee Obligations hereunder in consideration of the financial accommodation to be provided by the Lenders to the Borrower under this Agreement, and in turn, the Borrower to the Subsidiary Guarantors, for the mutual benefit, directly and indirectly, of each of the Subsidiary Guarantors and in consideration of the undertakings by each of the Subsidiary Guarantors to accept joint and several liability for each of their Subsidiary Guarantee Obligations.

Each of the Subsidiary Guarantors jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Subsidiary Guarantors with respect to the payment and performance of all of the Subsidiary Guarantee Obligations, it being the intention of the parties hereto that all the Subsidiary Guarantee Obligations shall be the joint and several obligations of each of the Subsidiary Guarantors without preferences or distinction among them.

If and to the extent that any Subsidiary Guarantor shall fail to make any payment with respect to any of the Subsidiary Guarantee Obligations as and when due or to perform any of the Subsidiary Guarantee Obligations in accordance with the terms thereof, then in each such event, the other Subsidiary Guarantor will make such payment with respect to, or perform, such Subsidiary Guarantee Obligations.

The obligations of each Subsidiary Guarantor under the provisions of this Section 8.06 constitute full recourse obligations of such Subsidiary Guarantor, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other Transaction Document against another Subsidiary Guarantor or any other circumstances whatsoever that under applicable law might constitute a defense to the joint and several Subsidiary Guarantee Obligations of such other Subsidiary Guarantor.

Except as otherwise expressly provided herein, each Subsidiary Guarantor hereby waives notice of acceptance of its joint and several liability, notice of any and all Subsidiary Guarantee Obligations incurred hereunder or under any other Transaction Document, notice of the occurrence of any Default or Event of Default, or of any demand for any payment hereunder or any other Transaction Document, notice of any action at any time taken or omitted by the Agent or any Lender under or in respect of any of the Subsidiary Guarantee Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with the Subsidiary Guarantee Obligations, this Agreement or any other Transaction Document. Each Subsidiary Guarantor hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Subsidiary Guarantee

Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Agent or any Lender at any time or times in respect of any default by any Subsidiary Guarantor in the performance or satisfaction of any term, covenant, condition or provision hereunder or under this Agreement or any other Transaction Document, any and all other indulgences whatsoever by the Agent or any Lender in respect of any of the Subsidiary Guarantee Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Subsidiary Guarantee Obligations or the addition, substitution or release, in whole or in part, of any Subsidiary Guarantor. Without limiting the generality of the foregoing, each Subsidiary Guarantor assents to any other action or delay in acting or failure to act on the part of the Agent or any Lender, including, without limitation, any failure to assert strictly or diligently any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 8.06, afford grounds for terminating, discharging or relieving such Subsidiary Guarantor, in whole or in part, from any of its obligations under this Section 8.06, it being the intention of each Subsidiary Guarantor that, so long as any of the Subsidiary Guarantee Obligations remain unsatisfied, the obligations of such Subsidiary Guarantor shall not be discharged except by performance and then only to the extent of such performance. The Subsidiary Guarantee Obligations of each Subsidiary Guarantor shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to the Borrower or the other Subsidiary Guarantors or any Lender. The joint and several liability of the Subsidiary Guarantors hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of the Borrower, any Subsidiary Guarantor or any Lender.

The provisions of this Section 8.06 are made for the benefit of the Agent and each Lender and their successors and assigns, and may be enforced by such party from time to time against any of the Subsidiary Guarantors as often as occasion therefore may arise and without requirement on the part of the Agent or any Lender first to marshal any of its claims or to exercise any of its rights against the other Subsidiary Guarantor or to exhaust any remedies available to it against the other Subsidiary Guarantor or to resort to any other source or means of obtaining payment of any of the Subsidiary Guarantee Obligations or to elect any other remedy. The provisions of this Section 8.06 shall remain in effect until all the Subsidiary Guarantee Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Subsidiary Guarantee Obligations, is rescinded or must otherwise be restored or returned by the Agent or any Lender upon the insolvency, bankruptcy or reorganization of either of the Subsidiary Guarantors, or otherwise, the provisions of this Section 8.06 will forthwith be reinstated in effect, as though such payment had not been made.

Section 8.07 Limitation on Liability. Any term or provision of this Agreement or any other Transaction Document to the contrary notwithstanding, the maximum, aggregate amount of the Obligations guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Agreement or any other Transaction Document, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 8.08 Release of Subsidiary Guarantors. If either (a) all of the issued and outstanding Equity Interests of a Subsidiary Guarantor are sold or otherwise disposed of or (b) all or substantially all the assets of such Subsidiary Guarantor are sold or disposed of, in each case, in a transaction expressly permitted by this Agreement, then such Subsidiary Guarantor will be released and relieved from its obligations under its Subsidiary Guarantee and the Security Documents to which it is a party without further action by the parties immediately upon the completion of such sale or disposition. The Agent is hereby authorized by the Lenders to either (i) execute and deliver, at the sole expense of the Borrower, all instruments reasonably requested by the Borrower to evidence the foregoing or (ii) direct the Collateral Agent to do so.

ARTICLE IX

EVENTS OF DEFAULT; REMEDIES; APPLICATION OF PROCEEDS

Section 9.01 Events of Default. Any one or more of the following events shall constitute an Event of Default:

(a) if any payment of any Principal Payment Amount, interest, fees, charge or any other amounts due to the Agent or the Lenders under the Revolving Loan Notes, this Agreement, the Mortgages, or any Transaction Document, whether at the stated maturity thereof or at any date fixed for payment by acceleration, by notice of prepayment or otherwise, shall not be made on the due date thereof and if such failure to pay shall remain unremedied for five (5) Business Days;

(b) if the Borrower shall default in the performance or observance of any covenant contained in Sections 6.14, 6.15, 6.16, 6.17(b), 6.18 or in Article VII of this Agreement, Sections 4.01 and 4.02 of the Assignment(s) of Earnings and Insurances, Section 7(a) of the Pledge Agreement(s) and Sections 2.03, 2.04(a)(ii), 2.08, 2.09, 2.12 and 2.13 of the Deed of Covenant;

(c) if the Borrower shall default in any material respect in the performance or observance of any covenant contained in Article VI of this Agreement or any other covenant, agreement or condition (other than those set forth in (a) or (b) above) contained in this Agreement or in any other Transaction Document and such default shall not be cured by the earlier of (i) thirty (30) days after a Responsible Officer of the Borrower had actual knowledge of such default and (ii) thirty (30) days after receipt by the Borrower of notice thereof from the Agent;

(d) if any representation or warranty made by a Credit Party herein or in any other Transaction Document shall prove to have been false, incorrect or misleading in any material respect on the date as of which made and uncured at the time discovered and shall not have been cured by the earlier of (i) 30 days after a Responsible Officer of a Credit Party obtains actual knowledge thereof and (ii) 30 days after receipt by the Borrower of notice thereof from the Agent;

(e) if a Credit Party shall (i) generally not be paying its debts as they come due, (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act, (iii) become insolvent or make an assignment for the benefit of its creditors, (iv) consent to the appointment of a custodian or receiver of itself or of the whole or any substantial part of its property, (v) on a petition in bankruptcy filed against it, have an order for relief entered against it or (vi) file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law;

(f) if a petition in bankruptcy shall be filed against a Credit Party and not be dismissed within 60 days from the date of the filing;

(g) if a court of competent jurisdiction shall enter an order, judgment or decree appointing, without the consent of an affected entity, a custodian or receiver of a Credit Party, or of the whole or any substantial part of its property, or approving a petition filed against such entity seeking reorganization or arrangement of such entity under applicable law, and such order, judgment or decree shall not be set aside or stayed within 60 days from the date of its entry;

(h) if, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of a Credit Party or of the whole or any substantial part of such entity’s property and such custody or control shall not be terminated or stayed within 60 days from the date of assumption of custody or control;

(i) if a final judgment, a fine or other order for the payment of money in excess of CAD 5,000,000 or the equivalent thereof in another currency shall be rendered by a court or administrative agency against a Credit Party and such entity shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 30 days from the date of its entry and within the 30-day period, or any longer period during which execution of such judgment, fine or other order shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during the appeal;

(j) if a Credit Party shall default (as principal or guarantor or other surety) in any payment of principal or interest on any obligation for money borrowed beyond any period of grace provided with respect thereto, or if any other default under any agreement under which any such obligation is created or under any instrument securing or evidencing such obligation, shall have occurred and be continuing, if the effect of such other default is to cause, or permit the holder of such obligation to cause, such obligation to become due prior to its stated maturity; provided, however, in the case of any such obligation for money borrowed as to which any such default in any payment of principal or interest or any such other default has occurred, it shall not constitute an Event of Default under this clause (j) unless (i) with respect to any such obligation for borrowed money evidenced by common loan documents (such as a single credit agreement or a single series of notes), the principal amount of such obligation exceeds CAD 5,000,000, or (ii) the principal amount of all such obligations for money borrowed (including, without limitation, any such obligations described in the immediately preceding clause (i)) as to which any such default then exists exceeds CAD 5,000,000 in aggregate;

(k) if an Event of Default has occurred and is continuing under the Indenture, a Security Document or any other Transaction Document or if the Indenture, any Security Document or any Transaction Document shall for any reason other than the satisfaction in full of the Obligations cease to be, or be asserted by a Credit Party not to be, a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditor’s rights or by general principles of equity;

(l) if the Borrower shall breach or default under any Hedging Agreement or any interest rate or currency hedging agreement if the effect of such default is to cause the designation of an early termination date in respect of the obligations of such Credit Party under such hedging agreement; provided, however, it shall not constitute an Event of Default under this clause (l) unless the termination payment owed by such Credit Party in respect of terminated hedging agreements would exceed CAD 5,000,000 in the aggregate; or

(m) except as expressly permitted by the Agreement, if a Subsidiary Guarantor ceases to be a direct or indirect wholly-owned subsidiary of the Borrower without the written consent of the Requisite Lenders which consent shall not be unreasonably withheld.

Section 9.02 Waiver of Default. Any Event of Default may be waived only with the written consent of the Requisite Lenders. Any Event of Default so waived shall be deemed to have been cured and not to be continuing, but no such waiver shall be deemed a continuing waiver or shall extend to or affect any subsequent like default or impair any rights arising therefrom.

Section 9.03 Remedies. Upon the occurrence and continuance of any Default or Event of Default, the Lenders shall have no further obligation to advance money or extend any additional credit to or for the benefit of the Borrower, whether in the form of Revolving Loans, Letters of Credit or otherwise. In addition, upon the occurrence and during the continuance of an Event of Default, the Requisite Lenders or the Agent, on behalf and for the ratable benefit of the Lenders, may, at the direction of the Requisite Lenders, do any one or more of the following, all of which are hereby authorized by the Borrower:

(a) declare (i) all or any of the Revolving Loan Notes, the L/C Obligations, the Obligations of the Borrower under this Agreement, the other Transaction Documents and any other instrument executed by the Borrower pursuant to the Transaction Documents to be immediately due and payable and, upon such declaration, such obligations so declared due and payable shall immediately become due and payable; provided, however, that if such Event of Default is under either Sections 9.01(e), (f), (g) or (h), then all of the Obligations shall become immediately due and payable forthwith without the requirement of any notice or other action by the Lenders or the Agent;

(b) declare the Commitments and other lending obligations under the Transaction Documents, if any, terminated, whereupon the Commitments and such other lending obligations, if any, of each Lender shall immediately terminate;

(c) exercise any or all of the rights and powers and pursue any and all of the remedies pursuant to this Article and any of the other Transaction Documents, to the extent permitted by applicable law; and

(d) bring suit at law or in equity, to collect the payments due under each of the Transaction Documents and to recover judgment for the Obligations hereby secured, and collect the same out of any and all of the Collateral.

Section 9.04 Rights of Set-Off. Regardless of the adequacy of any Collateral, during the continuance of an Event of Default, any deposits or other sums credited by or due from any Lender to the Borrower may be set-off against the Obligations and any and all other liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to the Lenders. Any Lender that exercises any such set-off right shall use reasonable diligence to notify the Borrower of any such exercise, provided that the failure of such Lender to provide any such notice shall not affect the validity of such Lender’s exercise of such set-off right.

Section 9.05 Rights and Remedies Cumulative. The Lenders’ and the Agent’s rights and remedies under this Agreement shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in admiralty, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Agent or the Lenders, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. The Lenders and the Agent shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by any Lender or the Agent of one right or remedy shall be deemed an election. No delay or omission by any Lender or the Agent shall constitute a waiver, election or acquiescence by such party.

Section 9.06 Specific Remedies. Upon the occurrence and during the continuance of an Event of Default:

(a) At the request of the Agent, each Credit Party shall promptly execute and deliver such instruments and other documents as the Agent may deem necessary or advisable to enable the Agent to obtain possession of all or any part of the Collateral to which possession the Lenders shall at the time be entitled hereunder. If a Credit Party shall for any reason fail to execute and deliver such instruments and documents after such request by the Agent, the Agent may obtain a judgment conferring on the Agent the right to such possession on behalf of the Lenders immediately and requiring such Credit Party to deliver such instruments and documents to the Agent, to the entry of which judgment such Credit Party hereby specifically consents.

(b) The Agent, on behalf of the Lenders, may proceed to enforce the rights of the Lenders by directing payment to it of all monies payable under any agreement or undertaking constituting a part of the Collateral, by proceedings in any court of competent jurisdiction for the appointment of a receiver or for sale of all or any part of the Collateral possession to which the Lenders shall at the time be entitled hereunder or for foreclosure of such Collateral, and by any other action, suit, remedy or proceeding authorized or permitted by this Agreement or by law or by equity, and may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Lenders asserted or upheld in any bankruptcy, receivership or other judicial proceedings.

(c) The Agent shall be entitled to set-off against and withdraw all amounts constituting a part of the Collateral and to apply the same as follows:

First: To the payment of all reasonable expenses and charges, including the expenses of any taking, operating, attorney’s fees, court costs and other expenses or advances made or incurred by the Agent in connection with the ascertainment or protection of its rights and the pursuance of its remedies hereunder or under any of the Transaction Documents (including, without limitation, the reasonable fees and disbursements of counsel);

Second: To the payment of interest on the Revolving Loan Notes and L/C Obligations;

Third: To the payment of principal on the Revolving Loan Notes and the L/C Obligations;

Fourth: To the payment of all amounts due to the Agent and the Lenders in respect of taxes, indemnities, fees, expenses, premiums, purchase of liens or otherwise under the provisions hereof or under any of the Transaction Documents;

Fifth: To the payment of the Obligations, other than those referred to in First through Fourth above; and

Sixth: To the payment of any surplus thereafter remaining to the Borrower or whomever may be lawfully entitled thereto.

(d) Without limiting the foregoing, the Agent and the Lenders, their respective assigns and legal representatives shall have all the remedies of a secured party under applicable law and such further remedies as from time to time may hereafter be provided pursuant to such law for a secured party. In exercising its power of sale, the Agent shall be entitled to add to the Revolving Loans any and all of the Agent’s or Lenders’ expenses incurred in connection therewith.

Section 9.07 Restoration of Rights and Remedies. In case the Agent or a Lender shall have proceeded to enforce any right, power or remedy under this Agreement or any other Transaction Document by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Agent or such Lender, then and in every such case the Borrower, the Agent and the Lenders shall be restored to their former positions and rights hereunder with respect to this Agreement, the Transaction Documents, the Collateral, and all rights, remedies and powers of the Agent and the Lenders shall continue as if no such proceedings had been taken.

Section 9.08 Cure of Defaults. Subject to the terms of this Agreement, if at any time after an Event of Default, the Borrower offers completely to cure all Events of Default and to pay all expenses, advances and damages to the Agent and the Lenders related to such Events of Default, with interest with respect to the Borrower’s obligations as provided herein, then the Agent may, but shall not be required to, accept such offer and payment and restore the Borrower to its former position, but such action, if taken, shall not affect any subsequent Event of Default or impair any rights consequent thereon.

ARTICLE X

RELATIONSHIP AMONG THE LENDERS

Section 10.01 Appointment and Authorization. Each Lender hereby irrevocably appoints, designates and authorizes Fortis as the Agent under this Agreement and under each of the other Transaction Documents and irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Transaction Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Agent.

Section 10.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the gross negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care or for any action it takes on the advice of counsel.

Section 10.03 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document (except for its own gross negligence or willful misconduct), (b) be liable as a consequence of any failure or delay in performance by, or any breach by, any other Lender or any other Person, of its obligations under this Agreement or any other Transaction Document or (c) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by a Credit Party, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Transaction Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of a Credit Party or any other party to this Agreement or any other Transaction Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of any Credit Party.

Section 10.04 Reliance by the Agent.

(a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon (i) any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and (ii) any advice or statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b) For purposes of determining compliance with the conditions precedent specified in Article V, each Lender that has executed this Agreement or shall hereafter execute and deliver an Assignment and Acceptance in accordance with Section 10.11 shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender, unless an officer of the Agent responsible for the transactions contemplated by the Transaction Documents shall have received notice from the Lender prior to the borrowing specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Agent to that effect or the Lender shall not have made available to the Agent the Lender’s Pro Rata Share of such borrowing.

Section 10.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of any Principal Payment Amount, interest and fees required to be paid to the Agent on behalf and for the benefit of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Requisite Lenders in accordance with this Agreement; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best commercial interest of the Lenders.

Section 10.06 Credit Decision. Each Lender expressly acknowledges that none of the Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of a Credit Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties, and all applicable Lender regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Borrower under and pursuant to this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, which may come into the possession of any of the Agent-Related Persons.

Section 10.07 Indemnification. Whether or not the transactions contemplated hereby shall be consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Revolving Loan Notes and the L/C Obligations and the termination or resignation of the related Agent) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement, the Transaction Documents or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent-Related Person’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable attorney fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under this Agreement, any other Transaction Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The obligation of the Lenders in this Section 10.07 shall survive the payment of the Obligations.

Section 10.08 Agent in Individual Capacity. Fortis and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower and any of its affiliates as though Fortis were not the Agent hereunder and without notice to or consent of the Lenders. With respect to its Pro Rata Share, Fortis shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include Fortis in its individual capacity.

Section 10.09 Successor Agent. The Agent may resign as Agent upon thirty (30) days’ notice to the Lenders. If the Agent shall resign as Agent under this Agreement, the Requisite Lenders in consultation with the Borrower shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above. Any successor Agent appointed under this Section 10.09 shall be reasonably acceptable to Borrower.

Section 10.10 Collateral Matters.

(a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to the Collateral which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant thereto.

(b) The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon payment in full of all of the Revolving Loan Notes, the L/C Obligations and all other Obligations then payable under this Agreement and under any other Transaction Document; (ii) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; (iii) if approved, authorized or ratified in writing by all of the Lenders or (iv) upon any sale, transfer, assignment or other disposition of any Collateral, to the extent that the same is expressly permitted by the terms of this Agreement and the other Transaction Documents. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.10(b).

Section 10.11 Assignments, Participations, Etc.

(a) Any Lender may, with the written consent of the Borrower (other than during the existence of a Default or Event of Default in which event the Borrower’s consent shall not be required) and the Agent, which consent, in each case, shall not be unreasonably withheld (which consent of the Borrower and the Agent shall not be required if the Eligible Assignee is an Affiliate of such Lender or is another Lender), provided that such assignment shall not result in increased costs to the Borrower pursuant to Section 2.11, at any time assign and delegate to one or more Eligible Lender (each an “Assignee”) all, or any ratable part of all, of the Revolving Loan Notes, L/C Obligations and the other rights and obligations of such Lender hereunder. In the event of a partial assignment (other than to another Lender or an Affiliate of a Lender), such assignment shall be in a minimum amount of not less than CAD 5,000,000 and, after giving effect to such assignment, the assigning Lender’s or selling Lender’s Pro Rata Share of the Revolving Loan Notes and L/C Obligations shall equal an amount that it not less than CAD 10,000,000, in each case, unless otherwise agreed in writing by the Borrower and the Agent; provided, however, that the Borrower and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance in the form of Exhibit E (“Assignment and Acceptance”) together with any Revolving Loan Note subject to such assignment; and (iii) the assignor Lender or the Assignee has paid to the Agent a processing fee in the amount of CAD 4,000.

(b) From and after the date that the Agent notifies the assigning Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Transaction Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Transaction Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Transaction Documents other than its obligations to maintain confidential information set forth in 10.11(e).

(c) Within five (5) Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, the Borrower shall execute and deliver to the Agent, a new Revolving Loan Note evidencing such Assignee’s assigned Pro Rata Share of the related Loans and, if the assignor Lender has retained a portion thereof, a replacement Revolving Loan Note in the principal amount of the Pro Rata Share of the Revolving Loans retained by the assignor Lender (such Revolving Loan Note to be in exchange for, but not in payment of, the Revolving Loan Note held by such Lender). Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the adjustment of the Pro Rata Share of the Revolving Loans.

(d) Any Lender may at any time sell to one or more commercial banks or other Persons not affiliates of the Borrower (a “Participant”) participating interests in the Revolving Loans, the L/C Obligations and the other interests of that Lender (the “Originating Lender”) hereunder and under the other Transaction Documents; provided, however, that (i) the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower and the Agent shall continue to deal solely and directly with the Originating

Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Transaction Documents and (iv) no Lender shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Transaction Documents other than those that pursuant to the terms of this Agreement require the consent of the affected Lender; and provided further that, and it is hereby agreed that, the Borrower shall not be obligated to make any greater payment or otherwise incur any greater cost or liability under Section 2.09, 2.10 or 2.11 than had no such sale of a participating interest occurred.

(e) Each Lender agrees to maintain the confidentiality of all information identified as “confidential” by the Borrower and provided to it by the Borrower, or by the Agent on the Borrower’s behalf, in connection with this Agreement or any other Transaction Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement; except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by the Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower or one of its Affiliates not in violation of any confidentiality agreement; provided, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable law or requirement of law; and (D) to such Lender’s independent auditors and other professional advisors. If the Agent or any Lender discloses any such confidential information pursuant to the provisions of the immediately proceeding proviso, the Agent or such Lender shall seek to obtain assurance that confidential treatment will be accorded to such confidential information; provided, however, that neither the Agent nor any Lender shall have any liability for the failure to obtain such confidential treatment. Notwithstanding the foregoing, the Borrower authorizes each Lender to disclose to any Participant or Assignee and to any prospective Participant or Assignee, such financial and other information in such Lender’s possession concerning the Borrower or a Subsidiary Guarantor which has been delivered to the Agent or the Lenders pursuant to this Agreement or which has been delivered to the Agent or the Lenders by the Borrower or a Subsidiary Guarantor in connection with the Lenders’ credit evaluation of the Borrower and the Subsidiary Guarantors prior to entering into this Agreement, provided that such participant or assignee (or prospective participant or assignee) agrees in writing to be bound by a confidentiality agreement similar to the provisions of this Section 10.11(e).

(f) Notwithstanding any other provision contained in this Agreement or any other Transaction Document to the contrary, any Lender may assign all or any portion of its Pro Rata Share of the Revolving Loan Notes and the L/C Obligations held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank.

Section 10.12 Collateral Agency Agreement.

(a) Each Lender hereby authorizes the Agent and the Collateral Agent, as applicable, on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Collateral and the Security Documents.

(b) Each Lender, by its execution of this Agreement or the execution and delivery of the Assignment and Acceptance, as the case may be, consents and agrees to the terms of the Security Documents, as the same may be in effect or may be amended from time to time in accordance with their terms, and authorizes and directs the Collateral Agent and the Agent to perform its obligations and exercise its rights under the Security Documents in accordance therewith.

(c) Anything contained in this Agreement or in any other Transaction Document to the contrary notwithstanding, each Lender hereby agrees that no Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies of the Agent and the Lenders hereunder may be exercised solely by the Agent in accordance with the terms hereof and all powers, rights and remedies in respect of the Collateral under the Security Documents may be exercised solely by the Collateral Agent.

(d) Any amounts payable pursuant to the Collateral Agency Agreement to the Agent for the benefit of the Lenders, shall be distributed by the Agent pursuant to Section 2.07.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices.

(a) All notices, requests, approvals and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrower or a Subsidiary Guarantor by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on the applicable signature page hereof, and (ii) shall be followed promptly by a hard copy original thereof) and faxed, sent for overnight (next day) delivery or delivered, to the address or facsimile number specified for notices on the applicable signature page hereof or, as directed to the Borrower or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent.

(b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next day) delivery, or transmitted by facsimile machine, respectively, or if delivered, upon delivery, except that notices pursuant to Articles II, V, VI and IX shall not be effective until actually received by the Agent.

(c) The Borrower acknowledges and agrees that any agreement of the Agent and the Lenders to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Borrower; provided, however, in no event shall a Drawdown Request or Issuance Request be given telephonically. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower and the Subsidiary Guarantors to repay the Obligations shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

Section 11.02 Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making of the Revolving Loans and the issuance of the Letters of Credit and the execution and delivery of the Revolving Loan Notes and shall continue in full force and effect so long as the Obligations remain outstanding.

Section 11.03 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law.

Section 11.04 Modification of Agreement.

(a) No amendment, modification or waiver of any provision of this Agreement or any other Transaction Document, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Requisite Lenders (with a copy thereof provided to the Agent), and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by each Lender affected thereby (with a copy thereof provided to the Agent), do any of the following:

(i) increase or extend the Commitment or Pro Rata Share of any Lender, decrease the Applicable Margin, change the Aggregate Loan Commitment, (other than as provided in Article II) or subject any Lender to any additional obligations;

(ii) postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any Transaction Document;

(iii) reduce the principal of, or the rate of interest specified herein on any Revolving Loan or L/C Obligation, or of any fees or other amounts payable hereunder or under any Transaction Document;

(iv) amend this Section 11.04; or;

(v) amend Section 2.07(b) or any other provision with respect to pro rata payments or sharing of recoveries among the Lenders;

and, provided further that no amendment, modification, waiver or consent shall, unless in writing and signed by the Agent in addition to the Requisite Lenders or all the Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Transaction Document.

(b) Notwithstanding the provisions of Section 11.04(a), in order for a Subsidiary of the Borrower to become a Subsidiary Guarantor, this Agreement may be supplemented for the purpose of adding such Subsidiary as a party hereto with the consent of the Borrower and the Agent but without the consent of the other Subsidiary Guarantors or the Lenders

Section 11.05 Costs and Expenses. The Borrower agrees whether or not the transactions contemplated hereby shall be consummated, to:

(a) pay or reimburse the Arranger and the Agent within five (5) Business Days after demand for all costs and expenses incurred by the Agent or the Arranger in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any other Transaction Document and any other documents prepared in connection herewith (including any commitment letter and related documents preceding this Agreement) or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable and customary attorney costs incurred by the Arranger and the Agent with respect hereto and thereto;

(b) pay or reimburse the Agent and each Lender within five (5) Business Days after demand for all costs and expenses incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any “workout” or restructuring regarding the Revolving Loans and/or the L/C Obligations, and including in any insolvency proceedings or appellate proceeding) under this Agreement, any other Transaction Document, and any such other documents, including attorney costs incurred by the Agent and any Lender; and

(c) pay or reimburse the Arranger and the Agent within five (5) Business Days after demand for all reasonable audit, environmental inspection and review, search and filing, registration and recording costs, fees and expenses, incurred or sustained in connection with the matters referred to under Section 11.05(a) and Section 11.05(b).

Section 11.06 Waivers. No waiver of any of the provisions of this Agreement (a) shall be deemed or shall constitute a waiver of any other provision of this Agreement or any other provisions hereof (whether or not similar), or (b) shall constitute a continuing waiver unless otherwise expressly provided. No delay on the part of the Agent or any Lender in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any power or right or remedy preclude other or further exercise thereof or the exercise of any other right or remedy. No notice to or demand on the Borrower or a Subsidiary Guarantor in any case shall entitle it to any other or further notice or demand in the same or similar circumstances.

Section 11.07 Indemnification. To the fullest extent permitted by law, the Borrower agrees to protect, indemnify, defend and hold harmless each Indemnified Party from and against any and all liabilities, losses, obligations, damages, penalties, expenses or costs of any kind or nature and from any suits, judgments, claims or demands (including in respect of or for reasonable and customary attorney costs and other fees and other disbursements of counsel for and consultants of any Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnified Party shall be designated a party thereto) based on any federal, state, local or foreign law or other statutory regulation, including securities, environmental and commercial law or other statutory regulation, which arises under common law or at equitable cause or on contract or otherwise on account of or in connection with any matter or thing or any action or failure to act by the Indemnified Parties, or any of them, arising out of or relating to the Transaction Documents or any agreement or instrument contemplated by the Transaction Documents, but excluding those arising (x) with respect to an Indemnified Party, by reason of gross negligence or willful misconduct of such Indemnified Party or (y) in respect of Taxes (as to which indemnification shall be applicable only as and to the extent set forth in Section 2.11). Upon receiving knowledge of any suit, claim or demand asserted by any Person that an Indemnified Party believes is covered by this indemnity, such Indemnified Party shall give the Borrower notice thereof and an opportunity to defend it, at the Borrower’s sole cost and expense, with legal counsel reasonably satisfactory to such Indemnified Party. Such Indemnified Party may also require the Borrower to defend the matter. The obligations of the Borrower under this Section 11.07 shall survive the payment and performance of the Obligations and the termination of this Agreement. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 11.07 may be unenforceable because it violates any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of its obligations set forth in this Section 11.07.

Section 11.08 Separability of Provisions; Obligations Several.

(a) If any provision of this Agreement or other Transaction Document should be deemed invalid under any applicable law, such provision shall be void and of no effect and shall cease to be a part of this Agreement or other Transaction Document without affecting the remaining provisions, which shall remain in full force and effect.

(b) In the event that this Agreement, the Revolving Loan Notes, any Transaction Document or any of the documents or instruments which may from time to time be delivered hereunder or thereunder or any provision hereof or thereof shall be deemed invalidated by present or future law of any nation or by decision of any court, or if any third party shall fail or refuse to recognize any of the powers granted to the Agent hereunder when it is sought to exercise them, this shall not affect the validity and/or enforceability of all or any other parts of this Agreement, the Revolving Loan Notes, any Transaction Document or such documents or instruments and, in any such case, the Borrower covenants and agrees that, on demand, they will execute and deliver such other and further agreements and/or documents and/or instruments and do such things as the Agent in its reasonable discretion may deem to be necessary to carry out the true intent of this Agreement and of the obligations secured hereby.

Section 11.09 Counterparts. This Agreement and any amendment, waivers, consents or supplements hereto may be executed in two or more counterparts, any by different parties hereto in different counterparts, each of which when so executed shall constitute an original, but all of which, when taken together, shall constitute but one Agreement.

Section 11.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth or incorporated herein.

Section 11.11 Headings. Section and paragraph headings and the table of contents are not to be considered part of this Agreement, are included solely for convenience and are not intended to be full or accurate descriptions of the contents thereof. Sections and paragraphs mentioned by number only are the respective sections and paragraphs of this Agreement. The use of the terms “herein”, “hereunder”, “hereof”, and like terms shall be deemed to refer to this entire Agreement and not merely to the particular provision in which the term is contained, unless the context clearly indicates otherwise.

Section 11.12 Successors and Assigns. All Persons shall be deemed to include the successors or assigns thereof. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, legal representatives, heirs, successors and assigns; provided, however, that (a) the Borrower may not assign its rights or obligations hereunder without the prior written consent of the Agent and each Lender and (b) the Lenders may assign their respective rights and obligations hereunder only in accordance with Section 10.11 hereof.

Section 11.13 Gender and Number. Words importing a particular gender mean and include every other gender and words importing the singular number mean and include the plural number and vice-versa.

Section 11.14 Exhibits. Exhibits to this Agreement are an integral part of this Agreement.

Section 11.15 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

Section 11.16 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Subsidiary Guarantors, the Lenders, the Arranger and the Agent, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Transaction Documents. None of the Agent, the Arranger nor any Lenders shall have any obligation to any Person not a party to this Agreement or other Transaction Documents.

Section 11.17 Reserved.

Section 11.18 Reserved.

Section 11.19 Waiver of Punitive Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EACH PARTY HERETO HEREBY AGREES THAT IT SHALL NOT SEEK FROM ANY OTHER PARTY HERETO, UNDER ANY THEORY OF LIABILITY, INCLUDING, WITHOUT LIMITATION, ANY THEORY IN TORTS, ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

Section 11.20 Consent to Jurisdiction. (a) Any legal suit, action or proceeding against a Credit Party arising out of or relating to this Agreement or any other Transaction Document, or any transaction contemplated hereby or thereby, may be instituted in any federal or state court of competent jurisdiction in The City of New York, State of New York, and each Credit Party hereby irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. Each Credit Party hereby waives, to the fullest extent permitted by applicable law, any defense which it may now or hereafter have based upon lack of personal jurisdiction or venue or forum non conveniens. Each Credit Party hereby irrevocably appoints and designates Wilmington Trust Company, having an address at 520 Madison Avenue, 33rd Floor, New York, New York 10022, as its true and lawful attorney-in-fact and duly authorized agent for the limited purpose of accepting service of legal process and each Credit Party agrees that service of process upon such party shall constitute personal service of such process such Credit Party. Each Credit Party shall maintain the designation and appointment of such authorized agent until all Obligations shall have been paid in full. If such agent shall cease to so act, the Credit Parties shall immediately designate and appoint another such agent satisfactory to the Agent and shall promptly deliver to the Agent evidence in writing of such other agent’s acceptance of such appointment.

Section 11.21 Waiver of Jury Trial. THE BORROWER, EACH SUBSIDIARY GUARANTOR, THE ARRANGER, EACH LENDER AND THE AGENT HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER TRANSACTION DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

Section 11.22 Currency Indemnity. Any payment or payments made to or for the account of the Agent, the Arranger or any Lender in a currency other than the currency in which such payment is required to be made hereunder or under any other Transaction Document (the “Required Currency”) for any reason (pursuant to a judgment or order of a court or tribunal of any jurisdiction) shall only constitute a discharge to the Borrower to the extent of the amount of the Required Currency which the Agent, the Arranger or such Lender is, acting in good faith and exercising reasonable and customary diligence, able to purchase in New York City with the amount or amounts so received on the date or dates of receipt by the Agent, the Arranger or such Lender of such payment or payments (or if such date is not a Business Day on the next succeeding Business Day). If the amount of the Required Currency which the Agent, the

Arranger or such Lender is so able to purchase falls short of the amount of the Required Currency due to the Agent, the Arranger or such Lender, the Borrower shall indemnify and hold the Agent, the Arranger or such Lender harmless against any loss or damage arising as a result. This indemnity shall constitute a separate and independent obligation from the other obligations contained in this Agreement, shall give rise to an independent cause or causes of action, shall apply irrespective of any indulgence granted by the Agent, the Arranger or such Lender from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of the amount due hereunder or under any such judgment or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

FORTIS CAPITAL CORP. as Agent, Arranger, Bookrunner and Lender

By:	/s/ Svein Engh

By:	/s/ Chr. Tobias Backer

Address: Three Stamford Plaza 301 Tresser Boulevard Stamford, CT 06901-3239

Phone: (203) 705-5700

Fax: (203) 705-5900

SECUNDA INTERNATIONAL LIMITED, the Borrower,

By:	/s/ Alfred A. Smithers
Address: One Canal Street Dartmouth, Nova Scotia B2Y 2W1 CANADA
Phone: (902) 465-3400
Fax: (902) 465-2578

3013563 NOVA SCOTIA LIMITED, as Subsidiary Guarantor,

By:	/s/ Alfred A. Smithers
Address: One Canal Street Dartmouth, Nova Scotia B2Y 2W1 CANADA
Phone: (902) 465-3400
Fax: (902) 465-2578

SECUNDA MARINE INTERNATIONAL INCORPORATED, as Subsidiary Guarantor,

By:	/s/ Alfred A. Smithers
Address: One Canal Street Dartmouth, Nova Scotia B2Y 2W1 CANADA
Phone: (902) 465-3400
Fax: (902) 465-2578

SECUNDA MARINE SERVICES LIMITED, as Subsidiary Guarantor,

By:	/s/ Alfred A. Smithers
Address: One Canal Street Dartmouth, Nova Scotia B2Y 2W1 CANADA
Phone: (902) 465-3400
Fax: (902) 465-2578

SECUNDA GLOBAL MARINE, INC., as Subsidiary Guarantor,

By:	/s/ Alfred A. Smithers
Address: One Canal Street Dartmouth, Nova Scotia B2Y 2W1 CANADA
Phone: (902) 465-3400
Fax: (902) 465-2578

JDM SHIPPING INC., as Subsidiary Guarantor,

By:	/s/ Alfred A. Smithers
Address: One Canal Street Dartmouth, Nova Scotia B2Y 2W1 CANADA
Phone: (902) 465-3400
Fax: (902) 465-2578

INTERNATIONAL SHIPPING CORPORATION INC., as Subsidiary Guarantor,

By:	/s/ Alfred A. Smithers
Address: One Canal Street Dartmouth, Nova Scotia B2Y 2W1 CANADA
Phone: (902) 465-3400
Fax: (902) 465-2578

SECUNDA GLOBAL INTERNATIONAL INC., as Subsidiary Guarantor,

By:	/s/ Alfred A. Smithers
Address: One Canal Street Dartmouth, Nova Scotia B2Y 2W1 CANADA
Phone: (902) 465-3400
Fax: (902) 465-2578

NAVIS SHIPPING INCORPORATED, as Subsidiary Guarantor,

By:	/s/ Alfred A. Smithers
Address: One Canal Street Dartmouth, Nova Scotia B2Y 2W1 CANADA
Phone: (902) 465-3400
Fax: (902) 465-2578

SECUNDA ATLANTIC INCORPORATED, as Subsidiary Guarantor,

By:	/s/ Alfred A. Smithers
Address: One Canal Street Dartmouth, Nova Scotia B2Y 2W1 CANADA
Phone: (902) 465-3400
Fax: (902) 465-2578

SECUNDA MARINE ATLANTIC LIMITED, as Subsidiary Guarantor,

By:	/s/ Alfred A. Smithers
Address: One Canal Street Dartmouth, Nova Scotia B2Y 2W1 CANADA
Phone: (902) 465-3400
Fax: (902) 465-2578

OFFSHORE LOGISTICS INCORPORATED, as Subsidiary Guarantor,

By:	/s/ Alfred A. Smithers
Address: One Canal Street Dartmouth, Nova Scotia B2Y 2W1 CANADA
Phone: (902) 465-3400
Fax: (902) 465-2578

EXHIBIT A

FORM OF REVOLVING LOAN NOTE

EXHIBIT B

FORM OF DRAWDOWN REQUEST

EXHIBIT C

FORM OF ISSUANCE REQUEST

EXHIBIT D

FORM OF SUBSIDIARY GUARANTEE AGREEMENT

EXHIBIT E

FORM OF ASSIGNMENT AND ACCEPTANCE

EXHIBIT F

COLLATERAL AGENCY AGREEMENT

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment
Fortis Capital Corp.	CAD $	40,000,000

SCHEDULE 4.07

CERTAIN DISCLOSURES

MARAD obligation non-conformance. Of our existing long-term debt and leases as of March 31, 2004, one $16.2 million loan and one vessel operating lease are each secured by a MARAD guarantee. Each guarantee is secured by a first marine mortgage against a vessel, a Title XI Reserve Fund and Financial Agreement and an assignment of insurance and time charter. We are not in conformance with certain requirements contained in the Title XI Reserve Fund and Financial Arrangements with MARAD. As a result of this non-conformance and the effect of certain cross-default provisions in other obligations, this loan and $54.0 million of our other debt obligations as of March 31, 2004 have been classified as current indebtedness. The non-conformance has been in effect for five years. These Title XI Reserve Fund and Financial Agreements are related to the MARAD guarantee of the financing of two vessels in our fleet, the Venture Sea, which is owned by us, and the Thebaud Sea, which we lease under an operating lease. We are otherwise in compliance with covenants applicable to our other outstanding debt. There has been no indication that MARAD intends to accelerate this debt as a result of the non-conformance under the arrangements and we intend to repay our MARAD guaranteed obligations with the proceeds from this offering.

SCHEDULE 4.11

SUBSIDIARY OWNERSHIP/EQUITY INTERESTS

Subsidiary	Equity Interest
3013563 Nova Scotia Limited	100%
Secunda Marine International Incorporated	100%
Secunda Marine Services Limited	100%
Secunda Global Marine, Inc.	100%
Navis Shipping Incorporated	100%
JDM Shipping Inc.	100%
Secunda Atlantic Incorporated	100%
International Shipping Corporation Inc.	100%
Secunda Marine Atlantic Limited	100%
L.S. Atlantic Corporation Inc.	100%
L.S. Pacific Corporation Inc.	100%
Secunda Global International Inc.	100%
Offshore Logistics Incorporated	100%
Wright Cove Holding Limited	100%
Pol-E-Mar Inc.	100%
Polyfab International Inc.	100%

SCHEDULE 4.18

INDEBTEDNESS

Following the issuance of the notes, we expect that the indebtedness related to our vessel, the Bold Endurance, will remain outstanding. Pursuant to the Bold Endurance term loan facility between GATX Capital Corporation as lender and our subsidiary 3013563 Nova Scotia Limited as borrower, indebtedness equal to $22.2 million remained outstanding as of March 31, 2004. The Bold Endurance facility provides for an interest rate equal to Canadian Bankers Acceptance rate plus 4.88%, and has a term which expires in July 2013. The interest rate on this facility as of March 31, 2004 was 7.29%. 3013563 Nova Scotia Limited’s obligations under the Bold Endurance facility are guaranteed by both our subsidiary Secunda Global International Inc. and us. The guarantee of Secunda Global International Inc. is collateralized by a first marine mortgage on the Bold Endurance, an assignment of the Bold Endurance charter and a pledge of the preference shares of Secunda Global International Inc.

SCHEDULE 4.19

VESSEL INFORMATION/NONCOMPLIANCE

WITH MARITIME RULES AND REGULATIONS

	Vessel Name	Official Number	Flag	Owner
1.	Agile	725439	Barbados	Secunda Global Marine Inc. (Barbados)
2.	J.D. Mitchell	355811	Barbados	JDM Shipping Inc. (Barbados)
3.	Hebron Sea	363608	Canada	Secunda Marine Services Limited (Nova Scotia)
4.	Mariner Sea	817120	Canada	Secunda Marine Services Limited (Nova Scotia)
5.	Panuke Sea	823801	Canada	Secunda Marine Services Limited (Nova Scotia)
6.	Cabot Sea	329550	Canada	Secunda Marine Services Limited (Nova Scotia)
7.	Ryan Leet	811492	Canada	Secunda Marine Services Limited (Nova Scotia)
8.	Thebaud Sea	821340	Canada	Secunda Marine Atlantic Limited (Nova Scotia)
9.	Venture Sea	820661	Canada	Secunda Atlantic Incorporated (Nova Scotia)
10.	Burin Sea	820679	Canada	Secunda Marine Services Limited (Nova Scotia)
11.	Trinity Sea	820678	Canada	Secunda Marine Services Limited (Nova Scotia)
12.	Sable Sea	733413	Canada - Suspended and Registered on the Bareboat Registry of Barbados	Secunda Marine Services Limited (Nova Scotia)

SCHEDULE 7.01

OTHER INDEBTEDNESS

See Schedule 4.18